Exhibit 10.1

RADIANT LOGISTICS, INC.,

RADIANT GLOBAL LOGISTICS, INC.,

RADIANT TRANSPORTATION SERVICES, INC.,

RADIANT LOGISTICS PARTNERS LLC,

ADCOM EXPRESS, INC.,

RADIANT CUSTOMS SERVICES, INC.,

DBA DISTRIBUTION SERVICES, INC.,

INTERNATIONAL FREIGHT SYSTEMS (OF OREGON), INC.

RADIANT OFF-SHORE HOLDINGS LLC

GREEN ACQUISITION COMPANY, INC.,

ON TIME EXPRESS, INC.,

CLIPPER EXXPRESS COMPANY,

BLUENOSE FINANCE LLC

WHEELS MSM US, INC., and

RADIANT TRADE SERVICES, INC.

as U.S. Borrowers and Canadian Facility Guarantors

RADIANT GLOBAL LOGISTICS LTD.,

WHEELS GROUP INC.,

1371482 ONTARIO INC.,

WHEELS MSM CANADA INC.,

2062698 ONTARIO INC.,

ASSOCIATE CARRIERS CANADA INC., and

WHEELS ASSOCIATE CARRIERS INC.,

as Canadian Borrowers and Canadian Facility Guarantors

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of April 2, 2015

$65,000,000

BANK OF AMERICA, N.A.,

as Agent

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and Sole Bookrunner

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Table of Contents

(continued)

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Table of Contents

(continued)

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment
Exhibit B	Assignment Notice
Schedule 1.1	Commitments of Lenders
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Registered Patents, Registered Trademarks, Registered Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 10.2.2	Existing Liens
Schedule 10.2.9	Intercompany Restructuring
Schedule 10.2.17	Existing Affiliate Transactions

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of April 2, 2015, among Radiant Logistics, Inc., a Delaware corporation, Radiant Global Logistics, Inc., a Washington corporation, Radiant Transportation Services, Inc., a Delaware corporation, Radiant Logistics Partners LLC, a Delaware limited liability company, Adcom Express, Inc., a Minnesota corporation, Radiant Customs Services, Inc., a Washington corporation, DBA Distribution Services, Inc., a New Jersey corporation, International Freight Systems (of Oregon), Inc., an Oregon corporation, Radiant Off-Shore Holdings LLC, a Washington limited liability company, Green Acquisition Company, Inc., a Washington corporation and On Time Express, Inc., an Arizona corporation, Clipper Exxpress Company, a Delaware corporation, Bluenose Finance LLC, a Delaware limited liability company, Wheels MSM US, Inc., a Delaware corporation and Radiant Trade Services, Inc., a Washington corporation (each individually a “U.S. Borrower”, and individually and collectively, jointly and severally, the “U.S. Borrowers”), Radiant Global Logistics Ltd., a corporation incorporated under the laws of the Province of British Columbia, Wheels Group Inc., a corporation incorporated under the laws of the Province of Ontario, 1371482 Ontario Inc., a corporation incorporated under the laws of the Province of Ontario, Wheels MSM Canada Inc., a corporation incorporated under the laws of the Province of Ontario, 2062698 Ontario Inc., a corporation incorporated under the laws of the Province of Ontario, Associate Carriers Canada Inc., a corporation incorporated under the laws of the Province of Ontario and Wheels Associate Carriers Inc., a corporation incorporated under the laws of the Province of Ontario (each individually, a “Canadian Borrower”, and individually and collectively, jointly and severally, the “Canadian Borrowers”, and together with the US Borrowers, the “Borrowers”), the financial institutions party to this Agreement from time to time as lenders (collectively, the “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”, as further defined below).

R E C I T A L S:

WHEREAS, Bank of America and certain of the U.S. Borrowers party thereto entered into that certain Loan and Security Agreement, dated as of August 9, 2013 (the “Original Loan Agreement”);

WHEREAS, the parties hereto have agreed to amend and restate in their entirety the agreements contained in the Original Loan Agreement as amongst themselves;

WHEREAS, the Obligors have requested that (i) the U.S. Lenders provide a credit facility to the U.S. Borrowers and (ii) the Canadian Lenders provide a credit facility to the Canadian Borrowers, in each case, to finance their mutual and collective business enterprise;

WHEREAS, the Applicable Lenders are willing to provide such credit facilities on the terms and conditions set forth in this Agreement; and

WHEREAS, each Obligor hereby restates, ratifies and reaffirms each and every term and condition set forth in the Original Loan Agreement, as amended and restated hereby, and the other Loan Documents effective as of the date hereof;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto amend and restate the Original Loan Agreement and agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions.  As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC (and/or, with respect to any Accounts of a Canadian Subsidiary, as defined in the PPSA), including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.

Acquisition Agreement: means that certain Arrangement Agreement, dated as of January 20, 2015, among Radiant Logistics, Inc., Radiant Global Logistics ULC and Wheels Group Inc.

Acquisition Documents: means the Acquisition Agreement and all other documents related thereto and executed in connection therewith.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have correlative meanings.

Agent:  Bank of America, N.A. (including acting through its Canada branch, as the context may require) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agreement:  as defined in the preamble to this Agreement.

Agreement Currency: as defined in Section 11.6.

Alcentra: means Alcentra Capital Corporation, a Maryland corporation.

Alcentra/Triangle Intercreditor Agreement: means the Subordination and Intercreditor Agreement, dated as of the date hereof, among Agent, Alcentra, Triangle and Integrated, and acknowledged by the Borrowers.

Alcentra/Triangle Debt: means Borrowed Money of certain Borrowers owning to Alcentra and Triangle, pursuant to the terms of the Alcentra/Triangle Loan Agreement.

Alcentra/Triangle Loan Agreement: means that certain Loan and Security Agreement, dated as of the date hereof, by and among Alcentra, Triangle, and the U.S. Borrowers, as the same may from time to time be amended, restated, amended and restated, supplemented, or otherwise modified, in each case, in accordance with the terms of the Alcentra/Triangle Intercreditor Agreement.

Allocable Amount: as defined in Section 5.13.1(c).

Allowable Add-Backs: means the following expenses associated with any Permitted Acquisition to the extent: (a) such expenses are incurred no later than 90 days after the consummation or abandonment of such Permitted Acquisition (or such longer period as agreed to by Agent in its sole discretion), and (b) Borrower Agent has provided Agent with reasonably satisfactory written detail of all such expenses: (i) transaction costs (which include legal, accounting and due diligence costs), (ii) severance costs (which include medical, unemployment and other costs related to staff reductions), (iii) relocation costs, and (iv) restructuring costs (including lease obligations) in response  to FAS-141R up to $5,000,000 for the transaction contemplated under the Acquisition Agreement and up to $1,500,000 for each subsequent such Permitted Acquisition.  Subject to the foregoing conditions, the foregoing expenses will be allowed in the month the expense occurs as long as that cost remains in a trailing twelve-month calculation.

Anti-Terrorism Laws:  any laws relating to terrorism or money laundering, including the Patriot Act and the Proceeds of Crime Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders, orders-in-council and decrees of Governmental Authorities.

Applicable Lenders:  with respect to: (a) the U.S. Borrowers, the U.S. Lenders and (b) the Canadian Borrowers, the Canadian Lenders.

Applicable Margin: with respect to any Type of Loan, the respective margin set forth in the grid below, as determined by the Fixed Charge Coverage Ratio for the last Fiscal Quarter:

Level	Ratio	U.S. Base Rate Loans	LIBOR Loans	Canadian BA Rate Loans	Canadian Prime Rate and Canadian Base Rate Loans
I	≤ 1.25 to 1.00	0.50%	2.25%	2.25%	0.50%
II	˃ 1.25 to 1.00 but ≤ 1.50 to 1.00	0.25%	2.00%	2.00%	0.25%
III	˃ 1.50 to 1.00 but ≤ 1.75 to 1.00	0.00%	1.75%	1.75%	0.00%
IV	˃ 1.75	0.00%	1.50%	1.50%	0.00%

Until the first day of the calendar month following the receipt by Agent of financial statements of Parent for the Fiscal Quarter ending June 30, 2015, margins shall be determined as if Level II were applicable.  Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt.  If, by the first day of a month, any financial statement or Compliance Certificate due in the preceding month has not been received, then, at the option of Agent, the margins shall be determined as if Level I were applicable, from such day until the first day of the calendar month following actual receipt.

Approved Fund: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities.

Approved Jurisdictions: France, Germany, Italy, Belgium, Netherlands, Luxembourg, United Kingdom, Ireland, Denmark, Spain, Canada, Portugal, Greece, Norway, Sweden, Finland, Hong Kong, Singapore, Australia and New Zealand.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

Assignment of Claims Act:  Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41 U.S.C. § 15, as amended.

Availability:  as of any date of determination, the sum of the U.S. Availability plus the Canadian Availability.

Available Currency: (i) in the case of a U.S. Borrower, Dollars and (ii) in the case of the Canadian Borrowers, Dollars or Canadian Dollars.

Bank of America:  Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America (Canada):  Bank of America, N.A. (acting through its Canada branch), and its successors and assigns.

Bank of America Indemnitees:  Bank of America and its officers, directors, employees, Affiliates, branches, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Obligor or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; (d) leases and other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit (except as described in clause (e) hereof); and (e) letters of credit existing on the date hereof and issued by Bank of Montreal having an aggregate face amount of $265,000.

Base Rate Loan: a U.S. Base Rate Loan or a Canadian Base Rate Loan, as applicable.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrower Group:  a group consisting of (i) the U.S. Borrowers or (ii) the Canadian Borrowers, as the context requires.

Borrower Materials: Borrowing Base Reports, Compliance Certificates and other information, reports, financial statements and other materials delivered by Borrowers hereunder, as well as other Reports and information provided by Agent to Lenders.

Borrowers:  as defined in the preamble to this Agreement.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base:  the Canadian Borrowing Base and/or the U.S. Borrowing Base, as the context requires.

Borrowing Base Certificate:  a U.S. Borrowing Base Certificate or a Canadian Borrowing Base Certificate, as applicable.

Business Day: (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Texas and California, and (b) if such day relates to: (i) a LIBOR Loan, any such day on which dealings in deposits in the relevant applicable currency of that LIBOR Loan are conducted between banks in the London interbank Eurodollar market or (ii) a Canadian Revolver Loan, any such day on which banks in Toronto, Ontario, Canada are open for the transaction of banking business.

Calculation Date:  as defined in Section 5.14.

CAM:  as defined in Section 14.13(a)(i).

CAM Exchange:  as defined in Section 14.13(a)(ii).

CAM Exchange Date:  as defined in Section 14.13(a)(iii).

CAM Percentage:  as defined in Section 14.13(a)(iv).

Canadian Accounts Formula Amount:  85% of the Value of Eligible Accounts of a Canadian Borrower; provided, however, that such percentages shall be reduced by 1.0% for each percentage point (or portion thereof) that the Canadian Dilution Percent exceeds 5.0%.

Canadian Availability: as of any date of determination, the Canadian Borrowing Base as of such date of determination minus the aggregate principal amount of all Canadian Revolver Loans outstanding on such date of determination.

Canadian Availability Reserve:  the sum (without duplication) of (a) any deductibles, co-insurance amounts and unpaid premiums relating to Eligible Foreign Agent Accounts of any Canadian Borrower and insured Eligible Accounts of any Canadian Borrower and Eligible Foreign Accounts of a Canadian Borrower; (b) the Canadian LC Reserve; (c) the Canadian Bank Product Reserve; (d) the aggregate amount of liabilities secured by Liens upon Canadian Facility Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) at any time Canadian Availability is less than the greater of: (i) 20% of the Canadian Borrowing Base, and (ii) $3,000,000, a reserve in the amount of all past due trade payables of Canadian Borrowers and their Subsidiaries; (f) the Canadian Priority Payables Reserve; (g) the Wage Earner Priority Lien Reserve; and (h) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time with respect to the Canadian Borrowing Base.

Canadian BA Rate:  with respect to each Interest Period for a Canadian BA Rate Loan, the rate of interest per annum equal to the average rate applicable to Canadian Dollar Bankers’ Acceptances having an identical or comparable term as the proposed Canadian BA Rate Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service (or any substitute therefor) at or about approximately 10:00 a.m.  Toronto time on such day (or, if such day is not a Business Day, at or about approximately 10:00 a.m. Toronto time on the immediately preceding Business Day), plus five (5) basis points, provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m.  Toronto time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by Agent is then offering to purchase Canadian Dollar Bankers’ Acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points.

Canadian BA Rate Loan:  a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian BA Rate.

Canadian Bank Product Reserve:  the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations owing by the Canadian Domiciled Obligors and their Subsidiaries.

Canadian Base Rate:  for any day, the greatest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. (acting through its Canada branch) in Toronto, Ontario as its “base rate” (the “base rate” being a rate set by Bank of America, N.A. (acting through its Canada branch) based on various factors including costs and desired return of Bank of America, N.A. (acting through its Canada branch), general economic conditions and other factors, and used as a reference point for pricing loans in Dollars made at its “base rate”, which may be priced at, above or below such announced rate), (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.00%.  Any change in the “base rate” announced by Bank of America, N.A. (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement of such change.  Each interest rate based upon the Canadian Base Rate shall be adjusted simultaneously with any change in the “base rate”.  In the event that Bank of America, N.A. (acting through its Canada branch) (including any successor or assignee) does not at any time publicly announce a “base rate”, then “Canadian Base Rate” shall mean the “base rate” publicly announced by a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) selected by Agent.

Canadian Base Rate Loan:  a Canadian Revolver Loan, or portion thereof, funded in Dollars and bearing interest calculated by reference to the Canadian Base Rate.

Canadian Borrowers: as defined in the preamble to this Agreement.

Canadian Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the Maximum Canadian Facility Amount, minus the Canadian LC Reserve; or (b) the sum of the Canadian Accounts Formula Amount, minus the Canadian Availability Reserve.

Canadian Borrowing Base Certificate:  a certificate, in form and substance satisfactory to Agent, by which the Canadian Borrowers certify calculations of the Canadian Borrowing Base.

Canadian Cash Collateral Account:  a demand deposit, money market or other account established by Agent at Bank of America (Canada) or such other financial institution as Agent may select in its discretion, which account shall be for the benefit of the Canadian Facility Secured Parties and shall be subject to Agent’s Liens securing the Canadian Facility Obligations.

Canadian Dilution Percent: the percent, for any period determined by Agent, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts of the Canadian Borrowers, divided by (b) gross sales of the Canadian Borrowers.

Canadian Dollars or Cdn$:  the lawful currency of Canada.

Canadian Domiciled Obligor:  each Canadian Subsidiary which is at any time an Obligor, and “Canadian Domiciled Obligors” means all such Persons, collectively.

Canadian Dominion Account:  a special account established by the Canadian Borrowers at Bank of America (Canada) or another bank acceptable to Agent, over which Agent has exclusive control (unless otherwise agreed to by Agent from time to time in its sole discretion) for withdrawal purposes.

Canadian Employee Benefits Legislation:  the PBA, the Employment Pensions Plan Act (Alberta), Pension Benefits Standards Act (British Columbia), the Supplemental Pension Plans Act (Québec) and any Canadian federal, provincial or local counterparts or equivalents, in each case, as applicable.

Canadian Employee Plan:  any payroll practice and other employee benefit plan, policy, program, agreement or arrangement, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including retirement, pension, profit sharing, employment, individual consultant or other compensation agreement, collective bargaining agreement, bonus or other incentive compensation, retention, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, hospitalization, health, life insurance, educational assistance or other fringe benefit or perquisite plan, policy, agreement which is or was sponsored, maintained or contributed to by, or required to be contributed to by, a Canadian Domiciled Obligor, or with respect to which a Canadian Domiciled Obligor has or could have any obligation or liability, contingent or otherwise.

Canadian Facility Collateral:  all Collateral that now or hereafter secures (or is intended to secure) any of the Canadian Facility Obligations, including Property of each Canadian Domiciled Obligor and each U.S. Domiciled Obligor.

Canadian Facility Guarantee:  each guarantee agreement (including this Agreement) at any time executed by a Canadian Facility Guarantor in favor of Agent guaranteeing all or any portion of the Canadian Facility Obligations.

Canadian Facility Guarantor:  Parent, each Canadian Subsidiary, each U.S. Subsidiary, and each other Person (if any) who guarantees payment and performance of any Canadian Facility Obligations.

Canadian Facility Obligations:  all Obligations of the Canadian Facility Obligors (excluding, for the avoidance of doubt, the Obligations of the U.S. Domiciled Obligors as guarantors of any U.S. Facility Obligations).

Canadian Facility Obligor:  each Canadian Borrower or any Canadian Facility Guarantor, and “Canadian Facility Obligors” means all of such Persons, collectively.

Canadian Facility Secured Parties:  the Agent, the Canadian Issuing Bank, the Canadian Lenders and the Secured Bank Product Providers who provide Bank Products to the Canadian Facility Obligors and their Subsidiaries.

Canadian Issuing Bank:  Bank of America (Canada) or an Affiliate of Bank of America (Canada).

Canadian LC Obligations:  the sum (without duplication) of (a) all amounts owing by any Canadian Borrower for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit issued for the account of any Canadian Borrower, which if such Letter of Credit is denominated in a currency other than Canadian Dollars or Dollars, may be stated by Agent (at its option) in Canadian Dollars or Dollars calculated at the Spot Rate; and (c) all fees and other amounts owing with respect to Letters of Credit issued for the account of the Canadian Borrowers.

Canadian LC Reserve:  the aggregate of all Canadian LC Obligations, other than those that have been Cash Collateralized.

Canadian Lenders:  Bank of America (Canada) and each other Lender that has issued a Canadian Revolver Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Revolver Commitment).

Canadian Letter of Credit Subline:  $1,000,000.

Canadian Letters of Credit:  any standby or documentary letter of credit issued by the Canadian Issuing Bank for the account of a Canadian Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or the Canadian Issuing Bank for the benefit of a Canadian Borrower.

Canadian Multi-Employer Plan:  each multi-employer plan, within the meaning of the Canadian Employee Benefits Legislation.

Canadian Overadvance:  as defined in Section 2.1.4.

Canadian Overadvance Loan:  a Canadian Revolver Loan made to any Canadian Borrower when a Canadian Overadvance exists or is caused by the funding thereof.

Canadian Overnight Rate:  the Bank of Canada overnight rate, which is the rate of interest charged by the Bank of Canada on one-day loans to financial institutions, for such day.

Canadian Pension Plan:  a “registered pension plan,” as defined in the Income Tax Act (Canada) and any other pension plan maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Obligor in respect of its Canadian employees or former employees, excluding, for greater certainty, a Canadian Multi-Employer Plan.

Canadian Prime Rate:  on any date, the per annum rate of interest equal to the greatest of (a) the rate of interest in effect for such day or so designated from time to time by Bank of America (acting through its Canada branch) as its “prime rate” for commercial loans made by it in Canada in Canadian Dollars, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer; (b) the Canadian Overnight Rate for such day, plus 0.50%; or (c) the Canadian BA Rate for a 30-day interest period as determined on such day plus 1.00%.  Any change in such rate announced by Bank of America (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement thereof.

Canadian Prime Rate Loan:  a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian Prime Rate.

Canadian Priority Payables Reserve: on any date of determination, a reserve in such amount as Agent may determine, in its Permitted Discretion, with respect to any Canadian Domiciled Obligor which reflects (i) amounts past due and owing by such Person, (ii) the accrued amount(s) such Person has an obligation to remit to a Governmental Authority or other Person pursuant to any Applicable Law in respect of payroll tax deductions, employment insurance premiums, amounts owing for vacation pay, wages, workers’ compensation, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, Quebec corporate taxes, and pension fund obligations, (iii) amounts, if any, required to be held in trust for any operator or other Person pursuant to or in relation to section 191.0.1(3) (the “HTA Trust Requirement”) of the Highway Traffic Act (Ontario) (the “HTA”) or other similar Applicable Law but only to the extent and for the time that the HTA Trust Requirement or other similar Applicable Law may apply to such Canadian Domiciled Obligor, and (iv) any other unpaid or unremitted amounts by any Canadian Domiciled Obligor which may give rise to a Lien under Applicable Law which ranks or is capable of ranking in priority to (or pari passu with) the Lien of Agent.  For greater certainty, it is acknowledged and agreed that, as of the Closing Date, the HTA Trust Requirement does not apply to means of carriage other than by commercial motor vehicle (as such term is defined in the HTA), including carriage by air, rail or waterway.

Canadian Reimbursement Date:  as defined in Section 2.4.2.

Canadian Reimbursed Foreign Currency: as defined in Section 2.4.2.

Canadian Required Lenders:  two or more unaffiliated Canadian Lenders (subject to Section 4.2) having (a) Canadian Revolver Commitments in excess of 50% of the aggregate Canadian Revolver Commitments; and (b) if the Canadian Revolver Commitments have terminated, Canadian Revolver Loans and Canadian LC Obligations in excess of 50% of all outstanding Canadian Revolver Loans and Canadian LC Obligations; provided, however, that the Canadian Revolver Commitments and Canadian Revolver Loans of any Defaulting Lender shall be excluded from such calculation.

Canadian Revolver Commitment:  for any Canadian Lender, its obligation to make Canadian Revolver Loans and to participate in Canadian LC Obligations in the applicable Available Currencies up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment to which it is a party, as such Canadian Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.3 or 11.2.  “Canadian Revolver Commitments” means the aggregate amount of such commitments of all Canadian Lenders.

Canadian Revolver Commitment Termination Date:  the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the Borrower Agent terminates or reduces to zero all of the Canadian Revolver Commitments pursuant to Section 2.1.3, and (c) the date on which the Canadian Revolver Commitments are terminated pursuant to Section 11.2.

Canadian Revolver Exposure:  on any date, an amount equal to the sum of the Dollar Equivalent of the Canadian Revolver Loans outstanding on such date plus the Canadian LC Obligations on such date.

Canadian Revolver Loan:  a Revolver Loan made by Canadian Lenders to a Canadian Borrower pursuant to Section 2.1.1(b), which Revolver Loan shall, if denominated in Canadian Dollars, be either a Canadian BA Rate Loan or a Canadian Prime Rate Loan and, if denominated in Dollars, shall be either a Canadian Base Rate Loan or a LIBOR Loan, in each case as selected by the Borrower Agent, and any Canadian Swingline Loan, Canadian Overadvance Loan or Protective Advance made to or owed by the Canadian Borrowers.

Canadian Security Agreement:  each (a) general security agreement, security agreement, deed of hypothec, pledge agreement, mortgage or similar agreement pursuant to which any Canadian Domiciled Obligor grants to Agent, for the benefit of the Canadian Facility Secured Parties, Liens upon its Property as security for the Canadian Facility Obligations or (b) security agreement, deed of hypothec, pledge agreement, mortgage or similar agreement pursuant to which any U.S. Domiciled Obligor grants to Agent, for the benefit of the Secured Parties, Liens on its Property located in Canada or otherwise subject to Canadian law as security for the Obligations.

Canadian Subsidiary:  a Subsidiary of Parent incorporated or organized under the laws of Canada or any province or territory of Canada.

Canadian Swingline Loan:  any Borrowing of Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, funded with Agent’s funds, until such Borrowing is settled among the Canadian Lenders or repaid by the Canadian Borrowers.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: the U.S. Cash Collateral Account and/or the Canadian Cash Collateral Account, as the context may require.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount that is due or could become due, including all fees and other amounts relating to such Obligations.  “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States or Canadian government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district of the United States, Canada (or any province or territory of Canada) rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: any services provided from time to time by any Lender or any of its Affiliates to any Obligor or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: (a) Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all other Obligors (other than Radiant Logistics Partners LLC); (b) Parent and Bohn H. Crain (or his direct descendants) cease to own and control, beneficially and of record, directly or indirectly, all Equity Interests in Radiant Logistics Partners LLC; (c) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) acquires ownership, directly or indirectly, beneficially or of record, of Equity Interests representing more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent than owned by Bohn H. Crain; (d) a change in the majority of directors of Parent during any 24 month period, unless approved by the majority of directors serving at the beginning of such period; (e) the sale or transfer of all or substantially all of a Borrower’s assets, except to another Borrower or (f) any transaction or series of transactions the results of which are that Equity Interests of the Parent cease to be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment: for any Lender, the aggregate amount of such Lender’s U.S. Revolver Commitment and Canadian Revolver Commitment.  “Commitments” means the aggregate amount of all U.S. Revolver Commitments and Canadian Revolver Commitments.

Commodity Exchange Act:  the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Section 10.3, and calculate the applicable Level for the Applicable Margin.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Credit Party:  Agent, a Lender or an Issuing Bank; and “Credit Parties” means Agent, Lenders and Issuing Banks.

Creditor Representative:  under any Applicable Law, a receiver, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian, conservator, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator or similar officer or fiduciary.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations.  The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority); provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Deposit Account:  as defined in the UCC (and/or with respect to any Deposit Account located in Canada, any bank account with a deposit function).

Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for an Obligor, in favor of Agent as security for the Obligations.

Designated Jurisdiction: a country or territory that is the subject of a Sanction.

Designated Obligations: as defined in Section 14.13(a)(v).

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Document:  as defined in the UCC (and/or with respect to any Document of a Canadian Subsidiary, a “document of title” as defined in the PPSA).

Dollars: lawful money of the United States.

Dollar Equivalent:  on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in a currency other than Dollars, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.

Dominion Account: with respect to the U.S. Domiciled Obligors, a U.S. Dominion Account and with respect to the Canadian Domiciled Obligors, a Canadian Dominion Account.

EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, any extraordinary gains and any non-cash items (including, without limitation, any change in contingent consideration and Equity Credits) plus Allowable Add-Backs (in each case, to the extent included in determining net income) and including operating results for businesses acquired during the first year following acquisition on a basis agreed to by the Agent and the Required Lenders.

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars (or, in the case of: an Account owing to any Canadian Borrower, in Dollars or Canadian Dollars), and is deemed by Agent, in its Permitted Discretion, to be an Eligible Account.  Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 10% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to any country sanctions program or specially designated nationals list maintained by the Office of Foreign Assets Control of the U.S. Treasury Department or any other applicable Governmental Authority having jurisdiction over the applicable Borrower; or the applicable Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada; (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act or the Account Debtor is the federal government of Canada or any Crown corporation, department, agency or instrumentality of Canada and the applicable Borrower has complied, to the satisfaction of Agent, with the Financial Administration Act or other Applicable Law; provided, however, that in Agent’s discretion from time to time, Agent may waive the requirement for compliance with the federal Assignment of Claims Act for up to $250,000 of Accounts; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien; (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor or have not been finally and fully completed, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale‑or‑return, sale‑on‑approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; (o) the Account Debtor is a Foreign Agent; (p) it has not yet been billed to the Account Debtor; (q) Accounts owned or generated by a target acquired in connection with a Permitted Acquisition, until the completion of a field examination with respect to such target satisfactory to Agent; or (r) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof.  In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Assignee:  a Person that is (i) a Lender or a U.S.-based Affiliate of a Lender, (ii) if such Person is to hold U.S. Facility Obligations, an Approved Fund; (iii) if such Person is to hold Canadian Facility Obligations, an Affiliate of a U.S. Lender; (iv) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed), that is organized under the laws of the United States or Canada or any state, province or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (v) during any Event of Default, any Person acceptable to Agent in its discretion.

Eligible Foreign Account: an Account owing from an Account Debtor that is organized or has its principal offices or assets outside the United States or Canada, and which: (a) either (i) the Account Debtor is located in an Approved Jurisdiction (other than Canada) or is otherwise satisfactory to Agent in its sole discretion, or (ii) the Account is supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance satisfactory in all respects to Agent; and (b) otherwise satisfies the criteria for Eligible Accounts (other than due to the operation of clause (g) of the definition of Eligible Accounts).

Eligible Foreign Agent Account: an Account owing from a Foreign Agent and which: (a)  the Foreign Agent is a member of World Cargo Alliance, WPA, GLN and others approved by Agent in its sole discretion, and (b) otherwise satisfies the criteria for Eligible Accounts (other than due to the operation of clauses (g) or (o) of the definition of Eligible Accounts).

Eligible Unbilled Account: an Account for which an invoice has not yet been issued by a Borrower to the applicable Account Debtor, but which otherwise satisfies the criteria for Eligible Accounts (other than due to the operation of clause (p) of the definition of Eligible Accounts), so long as an invoice is issued therefor within: (i) in the case of shipments in the United States and internationally by air, 30 days of the date of shipment, and (ii) in the case of shipments internationally by water, 45 days of the date of shipment.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, credit bid, or otherwise).

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA, CWA, and similar (i) federal, provincial and territorial Applicable Laws of Canada and (ii) Applicable Laws of foreign jurisdictions.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Credits: for any period, the sum of expenses incurred by Borrowers in the ordinary course of business in such period which are paid through the issuance of common stock (or options to purchase common stock) in Parent in such period.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Event of Default: as defined in Section 11.1.

Excess Amount: as defined in Section 5.14.

Exchange Rate:  on any date of determination, with respect to Canadian Dollars or another foreign currency in relation to Dollars, the Spot Rate for Canadian Dollars or such other foreign currency, as applicable.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation.  If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Tax: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) (i) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a U.S. Lender with respect to its interest in a U.S. Revolver Loan or U.S. Revolver Commitment pursuant to a law in effect when the U.S. Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office and (ii) Canadian federal withholding Taxes imposed on amounts payable to or for the account of a Canadian Lender with respect to its interest in a Canadian  Revolver Loan or Canadian Revolver Commitment pursuant to a law in effect when the Canadian Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA and any Tax arising from a Secured Party’s failure to properly comply with such Secured Party’s obligations imposed under the Canada-United States Enhanced Tax Information Exchange Agreement Implementation Act (Canada) or the similar provisions of legislation of any other jurisdiction that has entered into an agreement with the United States of America to provide for the implementation of FATCA-based reporting in that jurisdiction.  In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a non-U.S. person Obligor to a Recipient that has complied with Section 5.12.2.

Existing Letters of Credit: as defined in Section 2.3.1(e).

Extraordinary Expenses: all costs, expenses or advances that Agent or any Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent or any Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances.  Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Facility Termination Date: the earliest to occur of (a) August 9, 2018; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.3; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

Financial Administration Act:  the Financial Administration Act (Canada) and all regulations and schedules thereunder.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on June 30 of each year.

Fixed Charge Coverage Ratio: the ratio, for any period, determined on a consolidated basis for Borrowers and Subsidiaries for such period, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans) and cash taxes paid, to (b) Fixed Charges.

Fixed Charges: the sum of interest expense (other than payment-in-kind), principal payments made on Borrowed Money (including on account of any earn-outs), and Distributions made (other than Distributions between Borrowers to the extent permitted hereunder).

FLSA: the Fair Labor Standards Act of 1938.

Foreign Agent: a logistics company which is organized or has its principal offices or assets outside the United States or Canada.

Foreign Lender:  any Lender that is (a) in the case of the U.S. Borrowers, organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof and (b) in the case of the Canadian Borrowers, resident or organized under the laws of a jurisdiction other than Canada.

Foreign Plan:  any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States or Canada; or (b) mandated by a government other than the United States or Canada for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

Fronting Exposure:  a Defaulting Lender’s Pro Rata share of U.S. LC Obligations, Canadian LC Obligations, U.S. Swingline Loans or Canadian Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 4.2.

FSCO:  the Financial Services Commission of Ontario or like body in any other province or territory of Canada and any other Governmental Authority succeeding to the functions thereof.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof in the applicable currency required hereunder, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Issuing Banks or any Lender arising on or before the payment date.  The Revolver Loans shall not be deemed to have been paid in full until all Commitments have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time or generally accepted accounting principles in effect in Canada from time to time as approved by the Canadian Institute of Chartered Accountants, as applicable.

General Intangibles:  as defined in the UCC (and/or with respect to any General Intangible of a Canadian Subsidiary, an “intangible” as defined in the PPSA).

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority:  any federal, state, provincial, territorial, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether it is or is not associated with the United States, a state, district or territory thereof, Canada, a province or territory thereof or any other foreign entity or government.

Guarantee:  each guarantee agreement (including this Agreement and the Canadian Facility Guarantee) executed by a Guarantor in favor of Agent guaranteeing all or any portion of any Canadian Facility Obligation or U.S. Facility Obligation.

Guarantor Payment: as defined in Section 5.13(c)(ii).

Guarantors: Canadian Facility Guarantors, U.S. Facility Guarantors, and each other Person who guarantees payment or performance of any Obligations.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.

Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the U.S. Bankruptcy Code.

Inactive Subsidiaries: (a) Radiant Logistics Global Services, Inc., a Washington corporation, and (b) Transmart, Inc., a Delaware corporation.

Indemnified Taxes: (a) Taxes other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees:  Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding:  any case or proceeding or proposal commenced by or against a Person under any state, provincial, territorial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the U.S. Bankruptcy Code, or any other insolvency, reorganization, arrangement, debtor relief, bankruptcy, receivership, debt adjustment law or other similar law (whether state, provincial, territorial, federal or foreign), including the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) and applicable corporate law; (b) the appointment of a Creditor Representative or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Integrated: means Integrated Private Debt Fund IV LP, an Ontario limited partnership.

Integrated Intercreditor Agreement: means the Intercreditor Agreement, dated as of the date hereof, between Agent  and Integrated, and acknowledged by the Borrowers.

Integrated Debt: means Borrowed Money of certain Borrowers owing to Integrated (and the guaranty of such Borrowed Money by certain other Borrowers), pursuant to the terms of the Integrated Loan Agreement.

Integrated Loan Agreement: means that certain Loan Agreement, dated as of the date hereof, by and among Integrated and certain of the Borrowers, as the same may from time to time be amended, restated, amended and restated, supplemented, or otherwise modified, in each case, in accordance with the terms of the Integrated Intercreditor Agreement.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercreditor Agreement:  the Integrated Intercreditor Agreement and the Alcentra/Triangle Intercreditor Agreement.

Interest Period: as defined in Section 3.1.4.

Interest Period Loans: LIBOR Loans or Canadian BA Rate Loans.

Inventory: as defined in the UCC (and/or with respect to any inventory located in Canada, as defined in the PPSA), including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in the applicable Obligor’s business (but excluding Equipment).

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on Intellectual Property to Agent, as security for the Obligations.

IRS: the United States Internal Revenue Service.

Issuing Banks:  the U.S. Issuing Bank and the Canadian Issuing Bank, or any replacement issuer appointed pursuant to Section 2.3.4.

Issuing Bank Indemnitees:  the Issuing Banks and their officers, directors, employees, Affiliates, branches, agents and attorneys.

Judgment Currency: as defined in Section 11.6.

LC Application: an application by Borrower Agent to an Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to such Issuing Bank and Agent.

LC Conditions:  the following conditions necessary for issuance of a Letter of Credit:  (a) each of the conditions set forth in Article 6; (b) after giving effect to such issuance, total U.S. LC Obligations do not exceed the U.S. Letter of Credit Subline, no U.S. Overadvance exists or would result therefrom and, if no U.S. Revolver Loans are outstanding, the U.S. LC Obligations do not exceed the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve for purposes of this calculation); (c) after giving effect to such issuance, total Canadian LC Obligations do not exceed the Canadian Letter of Credit Subline, no Canadian Overadvance exists or would result therefrom and, if no Canadian Revolver Loans are outstanding, the Canadian LC Obligations do not exceed the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation); (d) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, and (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit; (e) in the case of U.S. Letters of Credit, the Letter of Credit and payments thereunder are denominated in Dollars or any foreign currency acceptable to Agent and U.S. Issuing Bank and, unless otherwise specified by Agent or U.S. Issuing Bank (at their respective option) that it requires payment in Dollars calculated at the Spot Rate, payments thereunder are to be made in the same currency in which the Letter of Credit was denominated; (f) in the case of Canadian Letters of Credit, the Letter of Credit and payments thereunder are denominated in Dollars, Canadian Dollars, or any foreign currency acceptable to Agent and Canadian Issuing Bank and, unless otherwise specified by Agent or Canadian Issuing Bank (at their respective option) that it requires payment in Dollars or Canadian Dollars calculated at the Spot Rate, payments thereunder are to be made in the same currency in which the Letter of Credit was denominated; and (g) the form of the proposed Letter of Credit is satisfactory to Agent and the applicable Issuing Bank in their  discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by the Borrower Agent on behalf of a Borrower or by any other Person to an Issuing Bank or Agent in connection with the issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations:  the U.S. LC Obligations and the Canadian LC Obligations.

LC Request:  a request for issuance of a Letter of Credit, to be provided by the U.S. Borrowers, the Canadian Borrowers, or the Borrower Agent, as applicable, to an Issuing Bank, in form satisfactory to Agent and such Issuing Bank.

Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement (including the U.S. Lenders, the Canadian Lenders, Agent in its capacity as provider of Swingline Loans) and any other Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender or Issuing Bank by notice to Agent and Borrower Agent.

Letter of Credit:  any U.S. Letter of Credit or Canadian Letter of Credit.

LIBOR: for any Interest Period for a LIBOR Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to such Interest Period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any such comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: an interest in Property securing an obligation owed to, or a claim by, another Person, including any lien, security interest, pledge, hypothecation, assignment, trust, deemed trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Loan: a Revolver Loan.

Loan Account:  the loan account established by each Lender on its books pursuant to Section 5.9.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of any Borrower or Guarantor, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of a Borrower or Guarantor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent to enforce or collect any Obligations or to realize upon any material portion of the Collateral.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or to Debt in an aggregate amount of $250,000 or more.

Maximum Canadian Facility Amount:  on any date of determination, the lesser of (i) the Canadian Revolver Commitments on such date and (ii) $7,500,000 (or such lesser or greater amount after giving effect to any reductions or increases in the Commitments pursuant to and in accordance with Section 2.1.3); it being acknowledged and agreed that at no time can the sum of the Maximum Canadian Facility Amount plus the Maximum U.S. Facility Amount exceed the Maximum Facility Amount in effect at such time.

Maximum Facility Amount:  $65,000,000, or such lesser amount as shall then be in effect after giving effect to any reductions in the Commitments pursuant to and in accordance with Section 2.1.3.

Maximum U.S. Facility Amount:  on any date of determination, the lesser of (i) the U.S. Revolver Commitments on such date and (ii) $57,500,000 (or such lesser or greater amount after giving effect to any reductions or increases in the Commitments pursuant to and in accordance with Section 2.1.3); it being acknowledged and agreed that at no time can the sum of the Maximum U.S. Facility Amount plus the Maximum Canadian Facility Amount exceed the Maximum Facility Amount in effect at such time.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: a mortgage, deed of trust or deed to secure debt pursuant to which an Obligor grants a Lien on its Real Estate to Agent, as security for the Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form satisfactory to Agent.

Notice of Conversion/Continuation:  a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans or Canadian BA Rate Loans, in form satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) U.S. LC Obligations and other obligations of the U.S. Facility Obligors with respect to Letters of Credit, (c) Canadian LC Obligations and other obligations of the Canadian Facility Obligors with respect to Letters of Credit, (d) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (e) Secured Bank Product Obligations, and (f) other Debts, obligations and liabilities of any kind owing by any Obligor pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

Obligor Group:  a group consisting of (a) Canadian Facility Obligors or (b) U.S. Facility Obligors.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents:  with respect to any Person, its charter, certificate or articles of incorporation, amalgamation or continuance, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum of association, articles of association, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

Original Loan Agreement: is defined in the Preamble.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, the Intercreditor Agreements, Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance:  a Canadian Overadvance or U.S. Overadvance, as the context requires.

Overadvance Loan:  a Canadian Overadvance Loan and/or a U.S. Overadvance Loan, as the context requires.

Parent: Radiant Logistics, Inc., a Delaware corporation.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

PBA:  the Pension Benefits Act (Ontario) or any other Canadian federal, provincial or territorial statute in relation to Canadian Pension Plans, and any regulations thereunder.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets, business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries, is located or organized within the United States or an Approved Jurisdiction, and had positive EBITDA for the 12 month period most recently ended; (d) no Debt or Liens are incurred, assumed or result from the Acquisition, except Debt permitted under Section 10.2.1(f) or (j); (e) upon giving pro forma effect thereto, for the 30 days preceding on an average daily basis and as of the Acquisition, (i) Availability is at least the greater of: (A) 20% of the sum of the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve for purposes of this calculation) and the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation), and (B) $12,500,000, and (ii) U.S. Availability is at least $7,500,000; and (f) Borrowers deliver to Agent, at least 10 Business Days prior to the Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

Permitted Asset Disposition: as long as no Default or Event of Default exists and all Net Proceeds are remitted to Agent, an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $250,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) (i) dispositions among U.S. Borrowers, and (ii) dispositions among Canadian Borrowers; (f) sales to Orbian Financial Services II, LLC of accounts receivable owing by Siemens Corp. to one or more Borrowers pursuant to a factoring agreement disclosed to the Agent prior to the date hereof; or (g) approved in writing by Agent and Required Lenders.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $250,000 or less at any time.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the reasonable perspective of a secured, asset-based lender).

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $250,000 at any time.

Person: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Platform: as defined in Section 14.5.3.

PPSA:  the Personal Property Security Act (Ontario) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection of Agent’s security interest in and Lien on any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code of Québec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

Pro Rata: (a) with respect to any U.S. Lender and in reference to its U.S. Revolver Commitment, U.S. Facility Obligations or other matters (including (A) payments of principal, accrued interest and fees related thereto, (B) participations in U.S. LC Obligations and U.S. Swingline Loans, (C) reductions or increases to the U.S. Revolver Commitments pursuant to Section 2.1.3, and (D) obligations to pay or reimburse Agent for Extraordinary Expenses owed by or in respect of the U.S. Facility Obligors or to indemnify any Indemnitees for Claims relating to the U.S. Facility Obligors) relating thereto, as applicable, a percentage (carried out to the ninth decimal place) determined (i) while the U.S. Revolver Commitments are outstanding, by dividing the amount of such U.S. Lender’s U.S. Revolver Commitment by the aggregate amount of all U.S. Revolver Commitments, and (ii) at any other time, by dividing the amount of such U.S. Lender’s U.S. Revolver Loans and U.S. LC Obligations by the aggregate amount of all U.S. Revolver Loans and U.S. LC Obligations; (b) with respect to any Canadian Lender and in reference to its Canadian Revolver Commitment, Canadian Facility Obligations or other matters (including (A) payments of principal, accrued interest and fees related thereto, (B) participations in Canadian LC Obligations and Canadian Swingline Loans, (C) reductions or increases to the Canadian Revolver Commitments pursuant to Section 2.1.3, and (D) obligations to pay or reimburse Agent for Extraordinary Expenses owed by or in respect of the Canadian Facility Obligors or to indemnify any Indemnitees for Claims relating to the Canadian Facility Obligors) relating thereto, as applicable, a percentage (carried out to the ninth decimal place) determined (i) while the Canadian Revolver Commitments are outstanding, by dividing such Canadian Lender’s Canadian Revolver Commitment by the aggregate amount of all Canadian Revolver Commitments, and (ii) at any other time, by dividing the amount of such Canadian Lender’s Canadian Revolver Loans and Canadian LC Obligations by the aggregate amount of all Canadian Revolver Loans and Canadian LC Obligations; and (c) with respect to any Lender and in reference to any other matter relating to this Agreement or any other Loan Document which is not governed by clause (a) or clause (b) preceding of this definition (as reasonably determined by Agent from time to time), a percentage (carried out in the ninth decimal place) determined (i) while any Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitments by the aggregate amount of all Revolver Commitments, and (ii) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all Loans and LC Obligations.

Proceeds of Crime Act:  the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (or any successor statute), including all regulations thereunder.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.5.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC (or the PPSA, as applicable).

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

RDPRM:  Québec Register of Personal and Movable Real Rights or Registre des droits personnels et réels mobiliers du Québec.

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: the following conditions for Refinancing Debt:  (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

Reimbursement Date: as defined in Section 2.3.2.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to Agent and received by Agent for review at least 15 days prior to the effective date of the Mortgage:  (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to Agent; (d) a life-of-loan flood hazard determination and, if the Real Estate is located in a flood plain, an acknowledged notice to borrower and flood insurance in an amount, with endorsements and by an insurer acceptable to Agent; (e) a current appraisal of the Real Estate, prepared by an appraiser, and in form and substance satisfactory to Agent; (f) an environmental assessment, prepared by environmental engineers acceptable to Agent, and accompanied by such reports, certificates, studies or data as Agent may reasonably require, which shall all be in form and substance satisfactory to Agent; and (g) such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Reporting Trigger Period: the period (a) commencing on the day that: (i) an Event of Default occurs,  (ii) Availability is less than the greater of (A) 20% of the sum of the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve for purposes of this calculation) and the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation), and (B) $12,500,000, or (iii) U.S. Availability is less than $7,500,000; and (b) continuing until, during the preceding 60 consecutive days, (i) no Event of Default has existed, (ii) Availability has been at least the greater of (A) 20% of the sum of the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve for purposes of this calculation) and the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation), and (B) $12,500,000 at all times, and (iii) U.S. Availability has been at least $7,500,000 at all times.

Required Lenders: two or more unaffiliated Secured Parties holding more than 50% of (a) the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been Paid in Full, the aggregate remaining Obligations; provided, however, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Secured Party that funded the applicable Loan or issued the applicable Letter of Credit.

Reset Date:  as defined Section 5.14.

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; (d) Investments among (i) U.S. Borrowers, (ii) Canadian Borrowers, and (iii) Subsidiaries that are not Obligors; (d) Permitted Acquisitions; and (e) Investments in any Subsidiary of any Borrower which is organized under the laws of an Approved Jurisdiction so long as: (i) no Default or Event of Default exists or is caused thereby, and (ii) upon giving pro forma effect thereto, for the 30 days preceding on an average daily basis and as of the Investment, (A) Availability is at least the greater of: (x) 20% of the sum of the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve for purposes of this calculation) and the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation), and (y) $12,500,000, and (B) U.S. Availability is at least $7,500,000.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: a U.S. Revolver Commitment and/or a Canadian Revolver Commitment, as the context requires. “Revolver Commitments” means the aggregate of the U.S. Revolver Commitments and the Canadian Revolver Commitments.

Revolver Facilities:  as defined in Section 14.13(a)(vi).

Revolver Loan:  a U.S. Revolver Loan and/or a Canadian Revolver Loan, as the context requires.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by an Obligor under a License.

S&P: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

Sanction: any sanction administered or enforced by the U.S. Government (including OFAC), United Nations Security Council, European Union, Her Majesty’s Treasury or other sanctions authority.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Affiliate of a Borrower to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.

Secured Parties: Canadian Facility Secured Parties and/or U.S. Facility Secured Parties, as the context requires.

Security Documents: the Guaranties, the Canadian Security Agreements, Mortgages, IP Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Seller: Wheels Group Inc. a corporation incorporated under the laws of the Province of Ontario.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report delivered by Agent to the Applicable Lenders summarizing the Revolver Loans and, if applicable, participations in LC Obligations outstanding as of a given settlement date, allocated to the Applicable Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the U.S. Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.  In addition to the foregoing, “Solvent” means, with respect to any Canadian Subsidiary, that such Canadian Subsidiary is (i) adequately capitalized, (ii) owns assets, the value of which, on a going concern basis, exceeds the liabilities of such Person, (iii) will have sufficient working capital to pay its debts as they become due, (iv) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either the present or future creditors of such Subsidiary or any of its Affiliates, and (v) is not an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada).

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.13).

Spot Rate: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swingline Loans:  the Canadian Swingline Loans and the U.S. Swingline Loans.

Target Company: WHEELS GROUP INC. and its Subsidiaries as in effect on the date of the Acquisition Agreement.

Taxes:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Termination Event:  (a) withdrawal of a Canadian Subsidiary from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might reasonably result in the termination of or winding up, or partial termination of or winding up, any Canadian Pension Plan.

Total Revolver Exposure:  as of any date of determination, the sum of the U.S. Revolver Exposure plus the Canadian Revolver Exposure.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Triangle: means Triangle Capital Corporation, a Maryland corporation.

Trigger Period: the period (a) commencing on the day that an Event of Default occurs,  Availability is less than $10,000,000 at any time, or U.S. Availability is less than $6,000,000 at any time; and (b) continuing until, during the preceding 60 consecutive days, no Event of Default has existed, Availability has been greater than $10,000,000 at all times and U.S. Availability has been greater than $6,000,000 at all times.

Type: any type of a Loan (i.e., a LIBOR Loan, a U.S. Base Rate Loan, a Canadian BA Rate Loan, a Canadian Base Rate Loan or a Canadian Prime Rate Loan) that has the same interest option and, in the case of LIBOR Loans and Canadian BA Rate Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year and includes any unfunded liability or solvency deficiency as determined for the purposes of the PBA in respect of any Canadian Pension Plan..

Unused Line Fee Rate: a per annum rate equal to 0.375%.

U.S. Accounts Formula Amount:  the sum of: (a) 85% of the Value of Eligible Accounts of a U.S. Borrower, plus (b) the lesser of: (i) $6,000,000, and (ii) 75% of the Value of Eligible Unbilled Accounts of a U.S. Borrower, plus (c) the lesser of: (i) $3,000,000, and (ii) the sum of: (A) 75% of the Value of Eligible Foreign Accounts of a U.S. Borrower, plus (B) 75% of the Value of Eligible Foreign Agent Accounts of a U.S. Borrower; provided, however, that such percentages shall be reduced by 1.0% for each percentage point (or portion thereof) that the U.S. Dilution Percent exceeds 5.0%.

U.S. Availability:  as of any date of determination, the U.S. Borrowing Base as of such date of determination minus the aggregate principal amount of U.S. Revolver Loans outstanding on such date of determination.

U.S. Availability Reserve: the sum (without duplication) of (a) any deductibles, co-insurance amounts and unpaid premiums relating to Eligible Foreign Agent Accounts of a U.S. Borrower and insured Eligible Accounts of a U.S. Borrower and Eligible Foreign Accounts of a U.S. Borrower; (b) the U.S. LC Reserve; (c) the U.S. Bank Product Reserve; (d) the aggregate amount of liabilities secured by Liens upon U.S. Facility Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) at any time U.S. Availability is less than the greater of: (i) 20% of the U.S. Borrowing Base, and (ii) $10,000,000, a reserve in the amount of all past due trade payables of Borrowers and their Subsidiaries; and (f) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time.

U.S. Bank Product Reserve:  the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations owing by the U.S. Domiciled Obligors and their Subsidiaries.

U.S. Bankruptcy Code:  Title 11 of the United States Code.

U.S. Base Rate: for any day, a per annum rate equal to the greater of (a) the U.S. Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.0%.

U.S. Base Rate Loan:  a Revolver Loan that bears interest based on the U.S. Base Rate.

U.S. Borrower: as defined in the preamble to this Agreement.

U.S. Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the Maximum U.S. Facility Amount, minus the U.S. LC Reserve; or (b) the sum of the U.S. Accounts Formula Amount, minus the U.S. Availability Reserve.

U.S. Borrowing Base Certificate:  a certificate, in form and substance satisfactory to Agent, by which the U.S. Borrowers certify calculation of the U.S. Borrowing Base.

U.S. Cash Collateral Account:  a demand deposit, money market or other account established by Agent at Bank of America or such other financial institution as Agent may select in its discretion, which account shall be for the benefit of the U.S. Facility Secured Parties and shall be subject to Agent’s Liens securing the U.S. Facility Obligations.

U.S. Dilution Percent: the percent, for any period determined by Agent, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts of the U.S. Borrowers, divided by (b) gross sales of the U.S. Borrowers.

U.S. Domiciled Obligor:  each of the Parent, any U.S. Borrower or any U.S. Subsidiary which it is at any time an Obligor, and “U.S. Domiciled Obligors” means all such Persons, collectively.

U.S. Dominion Account:  a special account established by U.S. Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

U.S. Facility Collateral:  all Collateral that now or hereafter secures (or is intended to secure) any of the U.S. Facility Obligations, including Property of each U.S. Domiciled Obligor.

U.S. Facility Guarantee:  each guarantee agreement (including this Agreement) at any time executed by a U.S. Facility Guarantor in favor of Agent guaranteeing all or any portion of the U.S. Facility Obligations.

U.S. Facility Guarantor:  each U.S. Subsidiary and each other Person (if any) who guarantees payment and performance of any U.S. Facility Obligations.

U.S. Facility Obligations:  all Obligations of the U.S. Facility Obligors (including, for the avoidance of doubt, the Obligations of the U.S. Domiciled Obligors as guarantors of the Canadian Facility Obligations).

U.S. Facility Obligor:  each of any U.S. Borrower or any U.S. Facility Guarantor, and “U.S. Facility Obligors” means all of such Persons, collectively.

U.S. Facility Secured Parties:  the Agent, the U.S. Issuing Bank, the U.S. Lenders and the Secured Bank Product Providers who provide Bank Products to the U.S. Facility Obligors and their Subsidiaries.

U.S. Issuing Bank:  Bank of America or an Affiliate or branch of Bank of America.

U.S. LC Obligations:  the sum (without duplication) of (a) all amounts owing by the U.S. Borrowers for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit issued for the account of any U.S. Borrower, which if such Letter of Credit is denominated in a currency other than Dollars, may be stated by Agent (at its option) in Dollars calculated at the Spot Rate; and (c) all fees and other amounts owing with respect to Letters of Credit issued for the account of any U.S. Borrower.

U.S. LC Reserve:  the aggregate of all U.S. LC Obligations, other than those that have been Cash Collateralized.

U.S. Lenders:  Bank of America and each other Lender (other than Canadian Lenders) party hereto.

U.S. Letter of Credit Subline:  $2,000,000.

U.S. Letters of Credit:  any standby or documentary letter of credit issued by the U.S. Issuing Bank for the account of the U.S. Borrowers (or any U.S. Borrower), or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or the U.S. Issuing Bank for the benefit of any U.S. Borrower, and shall include the Existing Letters of Credit.

U.S. Overadvance:  as defined in Section 2.1.4.

U.S. Overadvance Loan:  a U.S. Revolver Loan made to the U.S. Borrowers or the amount owed by the U.S. Borrowers when a U.S. Overadvance exists or is caused by the funding thereof.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Prime Rate:  the rate of interest announced by Bank of America from time to time as its prime rate.  Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

U.S. Reimbursed Foreign Currency:  as defined in Section 2.3.2.

U.S. Reimbursement Date:  as defined in Section 2.3.2.

U.S. Required Lenders:  two or more unaffiliated U.S. Lenders (subject to Section 4.2) having (a) U.S. Revolver Commitments in excess of 50% of the aggregate U.S. Revolver Commitments; and (b) if the U.S. Revolver Commitments have terminated, U.S. Revolver Loans and U.S. LC Obligations in excess of 50% of all outstanding U.S. Revolver Loans and U.S. LC Obligations; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation.

U.S. Revolver Commitment:  for any U.S. Lender, its obligation to make U.S. Revolver Loans and to participate in U.S. LC Obligations up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment to which it is a party, as such U.S. Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.3 or 11.2.  “U.S. Revolver Commitments” means the aggregate amount of such commitments of all U.S. Lenders.

U.S. Revolver Exposure:  on any date, an amount equal to the sum of the U.S. Revolver Loans outstanding on such date plus the U.S. LC Obligations on such date.

U.S. Revolver Loan:  a Revolver Loan made by a U.S. Lender to a U.S. Borrower pursuant to Section 2.1.1(a), which Loan shall be denominated in Dollars and shall be either a U.S. Base Rate Loan or a LIBOR Loan, in each case as selected by Borrower Agent, and any U.S. Swingline Loan, U.S. Overadvance Loan or Protective Advance made to or owed by the U.S. Borrowers.

U.S. Revolver Commitment Termination Date:  the earliest of (a) the Facility Termination Date, (b) the date on which the Borrower Agent terminates or reduces to zero the U.S. Revolver Commitments pursuant to Section 2.1.3, and (c) the date on which the U.S. Revolver Commitments are terminated pursuant to Section 11.2.

U.S. Subsidiary: a Subsidiary of Parent that is organized under the laws of a state of the United States or the District of Columbia.

U.S. Swingline Loan:  any Borrowing of U.S. Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among the U.S. Lenders or repaid by the U.S. Borrowers.

U.S. Tax Compliance Certificate: as defined in Section 5.12.2(b)(iii).

Value: for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Wage Earner Priority Lien Reserve:  on any date of determination, a reserve established from time to time by Agent in its Permitted Discretion in such amount as Agent determines reflects the amounts that may become due under sections 81.3 or 81.4 of the Bankruptcy and Insolvency Act (Canada), or equivalent provisions under other Applicable Law, which would give rise to a Lien with priority under Applicable Law over the Lien of Agent.

“Wheels US Entities” means, collectively, Clipper Exxpress Company, Bluenose Finance LLC, and Wheels MSM US, Inc.

1.2 Accounting Terms.  Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3 Uniform Commercial Code.  As used herein, the following terms are defined in accordance with the UCC in effect in the State of California from time to time:  “Chattel Paper,” “Commercial Tort Claim,” “Equipment,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation” and, as such terms relate to any such Property of any Canadian Domiciled Obligor, such terms shall refer to such Property as defined in the PPSA (to the extent such terms are defined therein).

1.4 Certain Matters of Construction.  The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.”  The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision.  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document.  All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address located in the United States under Section 14.5.1; or (g) discretion of Agent, any Issuing Bank or any Lender mean the sole and absolute discretion of such Person.  Except as expressly otherwise provided herein, all calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.  Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP).  Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, any Issuing Bank or any Lender under any Loan Documents.  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.  Reference to a Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5 Currency Equivalents.  All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise.  The Dollar equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate.  Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by Borrowers or shown in Borrowers’ financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars.  Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Obligors shall repay such Obligation in such other currency.

1.6 Interpretation (Québec). For purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (j) an “agent” shall be deemed to include a “mandatary”.

SECTION 2. CREDIT FACILITIES

2.1 Revolver Commitment.

2.1.1 Revolver Loans

(a) U.S. Revolver Loans to U.S. Borrowers.  Each U.S. Lender agrees, severally and not jointly with the other U.S. Lenders, upon the terms and subject to the conditions set forth herein, to make U.S. Revolver Loans to the U.S. Borrowers on any Business Day during the period from the Closing Date to the U.S. Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such U.S. Lender’s U.S. Revolver Commitment at such time, which U.S. Revolver Loans may be repaid and reborrowed in accordance with the terms and provisions of this Agreement; provided, however, that such U.S. Lenders shall have no obligation to the U.S. Borrowers whatsoever to honor any request for a U.S. Revolver Loan on or after the U.S. Revolver Commitment Termination Date or if the amount of the proposed U.S. Revolver Loan exceeds U.S. Availability on the proposed funding date for such U.S. Revolver Loan.  Each Borrowing of U.S. Revolver Loans shall be funded by the U.S. Lenders on a Pro Rata basis.  The U.S. Revolver Loans shall bear interest as set forth in Section 3.1.  Each U.S. Revolver Loan shall, at the option of the Borrower Agent, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of U.S. Base Rate Loans or LIBOR Loans.  The U.S. Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the U.S. Facility Collateral.  U.S. Borrowers shall be jointly and severally liable to pay all of the U.S. Revolver Loans.  Each U.S. Revolver Loan shall be funded and repaid in Dollars.

(b) Canadian Revolver Loans to Canadian Borrowers.  Each Canadian Lender agrees, severally and not jointly with the other Canadian Lenders, upon the terms and subject to the conditions set forth herein, to make Canadian Revolver Loans to the Canadian Borrowers on any Business Day during the period from the Closing Date to the Canadian Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such Canadian Lender’s Canadian Revolver Commitment at such time, which Canadian Revolver Loans may be repaid and reborrowed in accordance with the terms and provisions of this Agreement; provided, however, that such Canadian Lenders shall have no obligation to the Canadian Borrowers whatsoever to honor any request for a Canadian Revolver Loan on or after the Canadian Revolver Commitment Termination Date or if the amount of the proposed Canadian Revolver Loan exceeds Canadian Availability on the proposed funding date for such Canadian Revolver Loan.  Each Borrowing of Canadian Revolver Loans shall be funded by the Canadian Lenders on a Pro Rata basis.  The Canadian Revolver Loans shall bear interest as set forth in Section 3.1.  Each Canadian Revolver Loan shall, at the option of the Borrower Agent, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Canadian Prime Rate Loans or Canadian BA Rate Loans if denominated in Canadian Dollars, or shall consist entirely of Canadian Base Rate Loans or LIBOR Loans if denominated in Dollars.  The Canadian Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Canadian Facility Collateral.  Each Canadian Revolver Loan shall be funded in Canadian Dollars or, at the option of the Borrower Agent, Dollars and repaid in the same currency as such underlying Canadian Revolver Loan was made.

(c) Maximum Total Revolver Exposure.  Notwithstanding anything to the contrary contained in this Section 2.1.1, in no event shall any Borrower be entitled to receive a Revolver Loan if, at the time of the proposed funding of such Loan (and after giving effect thereto and all pending requests for Loans), the Total Revolver Exposure exceeds (or would exceed) the lesser of the Maximum Facility Amount and the Revolver Commitments.

2.1.2 Use of Proceeds.  The proceeds of Revolver Loans shall be used by Borrowers solely (a) satisfy certain Debt of the Borrowers; (b) to fund a portion of the cash consideration payable by the Purchaser and by the Company pursuant to the Acquisition Agreement, (c) to pay fees and transaction expenses associated with the closing of this credit facility; (d) to pay Obligations in accordance with this Agreement; and (e) for other lawful corporate purposes of Borrowers, including working capital.  Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in a transaction).

2.1.3 Reallocation of Revolver Commitments; Voluntary Reduction or Termination of Revolver Commitments.

(a) The Canadian Revolver Commitments shall terminate on the Canadian Revolver Commitment Termination Date, and the U.S. Revolver Commitments shall terminate on the U.S. Revolver Commitment Termination Date, in each case, unless sooner terminated in accordance with this Agreement.  Upon at least 90 days prior written notice to Agent, (i) U.S. Borrowers may, at their option, terminate the U.S. Revolver Commitments and this credit facility and/or (ii) the Canadian Borrowers may, at their option, terminate the Canadian Revolver Commitments.  If the U.S. Borrowers elect to reduce to zero or terminate the U.S. Revolver Commitments pursuant to the previous sentence, the Canadian Revolver Commitments shall automatically terminate concurrently with the termination of the U.S. Revolver Commitments.  Any notice of termination given by Borrowers shall be irrevocable.  On the Canadian Revolver Commitment Termination Date, the Canadian Borrowers shall make Full Payment of all Canadian Facility Obligations. On the U.S. Revolver Commitment Termination Date, the U.S. Borrowers shall make Full Payment of all U.S. Facility Obligations.

(b) So long as (i) no Default or Event of Default then exists or would result therefrom, and (ii) no U.S. Overadvance or Canadian Overadvance, then exists or would result therefrom, the Borrower Agent may permanently and irrevocably reduce the Maximum Facility Amount by giving Agent at least 90 days’ prior irrevocable written notice thereof from a Senior Officer of the Borrower Agent, which notice shall (A) specify the date (which shall be a Business Day) and amount of such reduction (which shall be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof), (B) specify the allocation of such reduction to, and the corresponding reductions of, each of the Maximum U.S. Facility Amount and/or the Maximum Canadian Facility Amount (and the respective U.S. Revolver Commitments and the Canadian Revolver Commitments, of the U.S. Lenders and the Canadian Lenders, respectively, in respect thereof, each of which shall be allocated to such Lenders on a Pro Rata basis at the time of such reduction) and (C) certify the satisfaction of the foregoing conditions precedent (including calculations thereof in reasonable detail) both as of the date of such certificate and as of the effective date of any such proposed reduction.  In addition to and without limiting the generality of the foregoing, (1) each reduction in the Maximum U.S. Facility Amount and the U.S. Revolver Commitments shall in no event exceed U.S. Availability and shall be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof, (2) each reduction in the Maximum Canadian Facility Amount and the Canadian Revolver Commitments shall in no event exceed Canadian Availability and shall be in a minimum amount of $1,000,000 and increments of $500,000 in excess thereof, and (3) unless the U.S. Revolver Commitments are terminated in their entirety pursuant to Section 2.1.3(a) above, no reduction in the Maximum U.S. Facility Amount or the U.S. Revolver Commitments shall reduce the aggregate U.S. Revolver Commitments to less than $40,000,000.

(c) So long as (i) no Default or Event of Default then exists or would result therefrom, and (ii) no U.S. Overadvance or Canadian Overadvance, then exists or would result therefrom, the Borrower Agent may, on no more than 2 occasions per calendar year, reduce the Maximum U.S. Facility Amount and, on a dollar for dollar basis by the amount of such reduction, increase the Maximum Canadian Facility Amount, or reduce the Maximum Canadian Facility Amount (to an amount not less than $1,000,000) and, on a dollar for dollar basis by the amount of such reduction, increase the Maximum U.S. Facility Amount, in each case, by giving Agent at least 5 Business Days’ prior irrevocable written notice thereof from a Senior Officer of the Borrower Agent, which notice shall (A) specify the date (which shall be a Business Day) and amount of such reduction and corresponding increase (which shall be in a minimum amount of $1,000,000 and increments of $500,000 in excess thereof), (B) specify (x) the amount of such reduction to, and the corresponding reduction of, the Maximum U.S. Facility Amount or the Maximum Canadian Facility Amount (and the respective U.S. Revolver Commitments or the Canadian Revolver Commitments, of the U.S. Lenders and the Canadian Lenders, respectively, in respect thereof, each of which shall be allocated to such Lenders on a Pro Rata basis at the time of such reduction), and (y) the corresponding amount of such increase to, and the corresponding increase of, the Maximum U.S. Facility Amount or the Maximum Canadian Facility Amount (and the respective U.S. Revolver Commitments or the Canadian Revolver Commitments, of the U.S. Lenders and the Canadian Lenders, respectively, in respect thereof, each of which shall be allocated to such Lenders on a Pro Rata basis at the time of such increase), and (C) certify the satisfaction of the foregoing conditions precedent (including calculations thereof in reasonable detail) both as of the date of such certificate and as of the effective date of any such proposed reallocation.  In addition to and without limiting the generality of the foregoing, (1) each reduction in the Maximum U.S. Facility Amount and the U.S. Revolver Commitments shall in no event exceed U.S. Availability and shall be in a minimum amount of $1,000,000 and increments of $500,000 in excess thereof, (2) each reduction in the Maximum Canadian Facility Amount and the Canadian Revolver Commitments shall in no event exceed Canadian Availability and shall be in a minimum amount of $1,000,000 and increments of $500,000 in excess thereof, (3) no increase in the Maximum Canadian Facility Amount or the Canadian Revolver

Commitments shall increase the aggregate Canadian Revolver Commitments to more than $15,000,000, and (4) unless the Canadian Revolver Commitments are terminated in their entirety pursuant to Section 2.1.3(a) above, no reduction in the Maximum Canadian Facility Amount or the Canadian Revolver Commitments shall reduce the aggregate Canadian Revolver Commitments to less than $1,000,000.

2.1.4 Overadvances.  If the aggregate U.S. Revolver Loans exceed the U.S. Borrowing Base (a “U.S. Overadvance”) at any time, the excess amount shall be payable by U.S. Borrowers on demand by Agent, but all such U.S. Revolver Loans shall nevertheless constitute U.S. Facility Obligations secured by the U.S. Facility Collateral and entitled to all benefits of the Loan Documents.  If the aggregate Canadian Revolver Loans exceed the Canadian Borrowing Base (a “Canadian Overadvance”) at any time, the excess amount shall be payable by Canadian Borrowers on demand by Agent, but all such Canadian Revolver Loans shall nevertheless constitute Canadian Facility Obligations secured by the Canadian Facility Collateral and entitled to all benefits of the Loan Documents.  Agent may require the Applicable Lenders to honor requests for Overadvance Loans and to forbear from requiring the applicable Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 10% of the aggregate U.S. Revolver Commitments with respect to the U.S. Borrowers or 10% of the aggregate Canadian Revolver Commitments with respect to the Canadian Borrower; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery, the Overadvance does not continue for more than 30 consecutive days.  In no event shall Overadvance Loans be required that would cause the outstanding U.S. Revolver Exposure to exceed the aggregate U.S. Revolver Commitments or the outstanding Canadian Revolver Exposure to exceed the aggregate Canadian Revolver Commitments.  Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby.  In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.5 Protective Advances.  Agent shall be authorized, in its discretion, at any time that any conditions in Article 6 are not satisfied, and without regard to the aggregate U.S. Revolver Commitments or the Canadian Revolver Commitments, to make U.S. Base Rate Loans and Canadian Prime Rate Loans, as applicable (each a “Protective Advance”) (a) up to an aggregate amount of (i) 10% of the aggregate Canadian Revolver Commitments (minus the aggregate amount of any outstanding Canadian Overadvances), with respect to the Canadian Borrowers or (ii) 10% of the aggregate U.S. Revolver Commitments (minus the aggregate amount of any outstanding U.S. Overadvances), with respect to the U.S. Borrowers, in each case, outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses.  Each Applicable Lender shall participate in each Protective Advance on a Pro Rata basis.  Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent.  Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.  All Protective Advances made by Agent with respect to U.S. Borrowers shall be U.S. Facility Obligations, secured by the U.S. Facility Collateral and shall be treated for all purposes as Extraordinary Expenses.  All Protective Advances made by Agent with respect to any Canadian Borrower shall be Canadian Facility Obligations, secured by the Canadian Facility Collateral and shall be treated for all purposes as Extraordinary Expenses.  In no event shall Protective Advances be made by Agent if it would cause the outstanding U.S. Revolver Exposure to exceed the aggregate U.S. Revolver Commitments or the outstanding Canadian Revolver Exposure to exceed the aggregate Canadian Revolver Commitments.

2.2 Intentionally Omitted.

2.3 U.S. Letter of Credit Facility.

2.3.1 Issuance of U.S. Letters of Credit.  U.S. Issuing Bank shall issue U.S. Letters of Credit from time to time until 30 days prior to the Facility Termination Date (or until the U.S. Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each U.S. Borrower acknowledges that U.S. Issuing Bank’s issuance of any U.S. Letter of Credit is conditioned upon U.S. Issuing Bank’s receipt of a LC Application with respect to the requested U.S. Letter of Credit, as well as such other instruments and agreements as U.S. Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount.  U.S. Issuing Bank shall have no obligation to issue any U.S. Letter of Credit unless (i) U.S. Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender that is a U.S. Lender exists, such Lender or U.S. Borrowers have entered into arrangements satisfactory to Agent and U.S. Issuing Bank to eliminate any Fronting Exposure associated with such Lender.  If, in sufficient time to act, U.S. Issuing Bank receives written notice from U.S. Required Lenders that a LC Condition has not been satisfied, U.S. Issuing Bank shall not issue the requested U.S. Letter of Credit.  Prior to receipt of any such notice, U.S. Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) U.S. Letters of Credit may be requested by a U.S. Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent.  The renewal or extension of any U.S. Letter of Credit shall be treated as the issuance of a new U.S. Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of U.S. Issuing Bank.

(c) U.S. Borrowers assume all risks of the acts, omissions or misuses of any U.S. Letter of Credit by the beneficiary.  In connection with issuance of any U.S. Letter of Credit, none of Agent, Issuing Banks or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a U.S. Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a U.S. Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any U.S. Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Banks, Agent or any Lender, including any act or omission of a Governmental Authority.  The rights and remedies of U.S. Issuing Bank under the Loan Documents shall be cumulative.  U.S. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against U.S. Borrowers are discharged with proceeds of any U.S. Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any U.S. Letters of Credit or LC Documents, U.S. Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by U.S. Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.  U.S. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.  U.S. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to U.S. Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(e) The parties hereto hereby acknowledge and agree that all letters of credit issued by Bank of America for the account of any U.S. Borrower prior to the date hereof and outstanding as of the date hereof (the “Existing Letters of Credit”), shall constitute U.S. Letters of Credit under this Agreement on and after the date hereof with the same effect as if such Existing Letters of Credit were issued by the U.S. Issuing Bank at the request of U.S. Borrowers on the date hereof.

2.3.2 Reimbursement; Participations.

(a) If U.S. Issuing Bank honors any request for payment under a U.S. Letter of Credit, U.S. Borrowers shall pay to U.S. Issuing Bank, on the same day (“U.S. Reimbursement Date”), the amount paid by U.S. Issuing Bank under such U.S. Letter of Credit in the same currency in which the Letter of Credit was denominated unless otherwise specified by Agent or U.S. Issuing Bank (at their respective option) that it requires payment in Dollars calculated at the Spot Rate, together with interest at the interest rate for U.S. Base Rate Loans from the U.S. Reimbursement Date until payment by U.S. Borrowers.  The obligation of U.S. Borrowers to reimburse U.S. Issuing Bank for any payment made under a U.S. Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any U.S. Letter of Credit or the existence of any claim, setoff, defense or other right that U.S. Borrowers may have at any time against the beneficiary.  Whether or not Borrower Agent submits a Notice of Borrowing, U.S. Borrowers shall be deemed to have requested a Borrowing of U.S. Base Rate Loans in an amount necessary to pay all amounts due U.S. Issuing Bank on any U.S. Reimbursement Date and each U.S. Lender agrees to fund its Pro Rata share of such Borrowing whether or not the U.S. Revolver Commitments have terminated, a U.S. Overadvance exists or is created thereby, or the conditions in Article 6 are satisfied.  In the event that (i) a drawing denominated in a foreign currency (such foreign currency, a “U.S. Reimbursed Foreign Currency”) is to be reimbursed in Dollars pursuant to the first sentence in this Section 2.3.2(a); and (ii) the Dollars amount paid by the U.S. Borrowers shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the U.S. Reimbursed Foreign Currency equal to the drawing, the U.S. Borrowers agree, as a separate and independent obligation, to indemnify U.S. Issuing Bank for the loss resulting from its inability on that date to purchase the U.S. Reimbursed Foreign Currency in the full amount of the drawing.

(b) Upon issuance of a U.S. Letter of Credit, each U.S. Lender shall be deemed to have irrevocably and unconditionally purchased from U.S. Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all U.S. LC Obligations relating to the U.S. Letter of Credit.  If U.S. Issuing Bank makes any payment under a U.S. Letter of Credit and U.S. Borrowers do not reimburse such payment on the U.S. Reimbursement Date, Agent shall promptly notify U.S. Lenders and each U.S. Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of U.S. Issuing Bank, the U.S. Lender’s Pro Rata share of such payment in the same currency as required of the U.S. Borrowers in accordance with Section 2.3.2(a).  Upon request by a U.S. Lender, U.S. Issuing Bank shall furnish copies of any U.S. Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each U.S. Lender to make payments to Agent for the account of U.S. Issuing Bank in connection with U.S. Issuing Bank’s payment under a U.S. Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a U.S. Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations.  U.S. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any U.S. Borrower or other Person of any obligations under any LC Documents.  U.S. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to any Letter of Credit, the Collateral, LC Documents or any Obligor.  U.S. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct.  U.S. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the U.S. Required Lenders.

2.3.3 Cash Collateral.  If any U.S. LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that U.S. Availability is less than zero, (c) after the U.S. Revolver Commitment Termination Date, or (d) within 20 Business Days prior to the U.S. Revolver Termination Date, then U.S. Borrowers shall, at U.S. Issuing Banks’ or Agent’s request, Cash Collateralize the outstanding amount of all U.S. Letters of Credit and pay to U.S. Issuing Bank the amount of all other U.S. LC Obligations.  U.S. Borrowers shall, at U.S. Issuing Bank’s or Agent’s request at any time, Cash Collateralize the Fronting Exposure of any Defaulting Lender which is a U.S. Lender.  If U.S. Borrowers fail to provide any Cash Collateral as required hereunder, U.S. Lenders may (and shall upon direction of Agent) advance, as U.S. Revolver Loans, the amount of Cash Collateral required (whether or not the U.S. Revolver Commitments have terminated, an U.S. Overadvance exists or the conditions in Article 6 are satisfied).

2.3.4 Resignation of U.S. Issuing Bank.  U.S. Issuing Bank may resign at any time upon notice to Agent and U.S. Borrowers.  From the effective date of such resignation, U.S. Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any U.S. Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any U.S. Letter of Credit issued by it prior to such date.  Agent shall, effective prior to such resignation, appoint a replacement U.S. Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to U.S. Borrowers.

2.4 Canadian Letter of Credit Facility

2.4.1 Issuance of Canadian Letters of Credit.  Canadian Issuing Bank shall issue Canadian Letters of Credit from time to time until 30 days prior to the Facility Termination Date (or until the Canadian Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Canadian Borrower acknowledges that Canadian Issuing Bank’s issuance of any Canadian Letter of Credit is conditioned upon Canadian Issuing Bank’s receipt of a LC Application with respect to the requested Canadian Letter of Credit, as well as such other instruments and agreements as Canadian Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount.  Canadian Issuing Bank shall have no obligation to issue any Canadian Letter of Credit unless (i) Canadian Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender that is a Canadian Lender exists, such Lender or Canadian Borrowers have entered into arrangements satisfactory to Agent and Canadian Issuing Bank to eliminate any Fronting Exposure associated with such Lender.  If, in sufficient time to act, Canadian Issuing Bank receives written notice from Canadian Required Lenders that a LC Condition has not been satisfied, Canadian Issuing Bank shall not issue the requested Canadian Letter of Credit.  Prior to receipt of any such notice, Canadian Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Canadian Letters of Credit may be requested by a Canadian Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent.  The renewal or extension of any Canadian Letter of Credit shall be treated as the issuance of a new Canadian Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Canadian Issuing Bank.

(c) Canadian Borrowers assume all risks of the acts, omissions or misuses of any Canadian Letter of Credit by the beneficiary.  In connection with issuance of any Canadian Letter of Credit, none of Agent, Issuing Banks or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Canadian Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Canadian Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Canadian Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Banks, Agent or any Lender, including any act or omission of a Governmental Authority.  The rights and remedies of Canadian Issuing Bank under the Loan Documents shall be cumulative.  Canadian Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Canadian Borrowers are discharged with proceeds of any Canadian Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Canadian Letters of Credit or LC Documents, Canadian Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Canadian Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.  Canadian Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.  Canadian Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Canadian Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.4.2 Reimbursement; Participations.

(a) If Canadian Issuing Bank honors any request for payment under a Canadian Letter of Credit, Canadian Borrowers shall pay to Canadian Issuing Bank, on the same day (“Canadian Reimbursement Date”), the amount paid by Canadian Issuing Bank under such Canadian Letter of Credit in the same currency in which the Letter of Credit was denominated unless otherwise specified by Agent or Canadian Issuing Bank (at their respective option) that it requires payment in Dollars or Canadian Dollars calculated at the Spot Rate, together with interest at the interest rate for Canadian Prime Rate Loans from the Canadian Reimbursement Date until payment by Canadian Borrowers.  The obligation of Canadian Borrowers to reimburse Canadian Issuing Bank for any payment made under a Canadian Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Canadian Letter of Credit or the existence of any claim, setoff, defense or other right that Canadian Borrowers may have at any time against the beneficiary.  Whether or not Borrower Agent submits a Notice of Borrowing, Canadian Borrowers shall be deemed to have requested a Borrowing of Canadian Prime Rate Loans in an amount necessary to pay all amounts due Canadian Issuing Bank on any Canadian Reimbursement Date and each Canadian Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Canadian Revolver Commitments have terminated, a Canadian Overadvance exists or is created thereby, or the conditions in Article 6 are satisfied.  In the event that (i) a drawing denominated in a foreign currency (other than Dollars or Canadian Dollars) (such foreign currency, a “Canadian Reimbursed Foreign Currency”) is to be reimbursed in Dollars or Canadian Dollars pursuant to the first sentence in this Section 2.4.2(a); and (ii) the Dollars or Canadian Dollars amount, as applicable, paid by the Canadian Borrowers shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Canadian Reimbursed Foreign Currency equal to the drawing, the Canadian Borrowers agree, as a separate and independent obligation, to indemnify Canadian Issuing Bank for the loss resulting from its inability on that date to purchase the Canadian Reimbursed Foreign Currency in the full amount of the drawing.

(b) Upon issuance of a Canadian Letter of Credit, each Canadian Lender shall be deemed to have irrevocably and unconditionally purchased from Canadian Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all Canadian LC Obligations relating to the Canadian Letter of Credit.  If Canadian Issuing Bank makes any payment under a Canadian Letter of Credit and Canadian Borrowers do not reimburse such payment on the Canadian Reimbursement Date, Agent shall promptly notify Canadian Lenders and each Canadian Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Canadian Issuing Bank, the Canadian Lender’s Pro Rata share of such payment in the same currency as required of the Canadian Borrowers in accordance with Section 2.4.2(a).  Upon request by a Canadian Lender, Canadian Issuing Bank shall furnish copies of any Canadian Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Canadian Lender to make payments to Agent for the account of Canadian Issuing Bank in connection with Canadian Issuing Bank’s payment under a Canadian Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Canadian Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a

Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations.  Canadian Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Canadian Borrower or other Person of any obligations under any LC Documents.  Canadian Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to any Letter of Credit, the Collateral, LC Documents or any Obligor.  Canadian Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its actual gross negligence or willful misconduct.  Canadian Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Canadian Required Lenders.

2.4.3 Cash Collateral.  If any Canadian LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Canadian Availability is less than zero, (c) after the Canadian Revolver Commitment Termination Date, or (d) within 20 Business Days prior to the Canadian Revolver Termination Date, then Canadian Borrowers shall, at Canadian Issuing Banks’ or Agent’s request, Cash Collateralize the outstanding amount of all Canadian Letters of Credit and pay to Canadian Issuing Bank the amount of all other Canadian LC Obligations.  Canadian Borrowers shall, at Canadian Issuing Bank’s or Agent’s request at any time, Cash Collateralize the Fronting Exposure of any Defaulting Lender which is a Canadian Lender.  If Canadian Borrowers fail to provide any Cash Collateral as required hereunder, Canadian Lenders may (and shall upon direction of Agent) advance, as Canadian Revolver Loans, the amount of Cash Collateral required (whether or not the Canadian Revolver Commitments have terminated, an Canadian Overadvance exists or the conditions in Article 6 are satisfied).

2.4.4 Resignation of Canadian Issuing Bank.  Canadian Issuing Bank may resign at any time upon notice to Agent and Canadian Borrowers.  From the effective date of such resignation, Canadian Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Canadian Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Canadian Letter of Credit issued by it prior to such date.  Agent shall promptly appoint a replacement Canadian Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Canadian Borrowers.

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1 Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a U.S. Base Rate Loan, at the U.S. Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; (iii) if a Canadian Prime Rate Loan, at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin, (iv) if a Canadian Base Rate Loan, at the Canadian Base Rate in effect from time to time, plus the Applicable Margin, (v) if a Canadian BA Rate Loan, at the Canadian BA Rate for the applicable Interest Period, plus the Applicable Margin, (vi) if any other U.S. Facility Obligation (including, to the extent permitted by law, interest not paid when due), at the U.S. Base Rate in effect from time to time, plus the Applicable Margin for U.S. Base Rate Loans; and (vii) if any other Canadian Facility Obligation (including, to the extent permitted by law, interest not paid when due), at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin for Canadian Prime Rate Loans.

(b) Interest on the Revolver Loans shall be payable in the currency (i.e., Dollars or Canadian Dollars, as the case may be) of the underlying Revolver Loan.

(c) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment).  Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(d) Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers.  If a Loan is repaid on the same day made, one day’s interest shall accrue.  Interest accrued on the Loans shall be due and payable (i) on the last day of the relevant Interest Period with respect to Interest Period Loans or, in arrears on the first day of each month with respect to Base Rate Loans and Canadian Prime Rate Loans, and (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid.  In addition, interest accrued on the Canadian Revolver Loans shall be due and payable in arrears on the Canadian Revolver Commitment Termination Date, and interest accrued on the U.S. Revolver Loans shall be due and payable in arrears on the U.S. Revolver Commitment Termination Date.  Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand.  Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2 Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the U.S. Base Rate Loans or the Canadian Base Rate Loans, as applicable, to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan.  During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 9:00 a.m. at least three Business Days before the requested conversion or continuation date.  Promptly after receiving any such notice, Agent shall notify each Applicable Lender thereof.  Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified).  If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrower Agent shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into U.S. Base Rate Loans (if owing by the U.S. Borrowers) or Canadian Base Rate Loans (if owing by the Canadian Borrower).  Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.

3.1.3 Application of Canadian BA Rate to Outstanding Loans.

(a) Canadian Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of the Canadian Prime Rate Loans, or to continue any Canadian BA Rate Loan at the end of its Interest Period as, a Canadian BA Rate Loan.  During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Canadian BA Rate Loan.

(b) Whenever Canadian Borrowers desire to convert or continue Loans as Canadian BA Rate Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 9:00 a.m. at least three Business Days before the requested conversion or continuation date.  Promptly after receiving any such notice, Agent shall notify each Canadian Lender thereof.  Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified).  If, upon the expiration of any Interest Period in respect of any Canadian BA Rate Loans, Borrower Agent shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, Canadian Borrowers shall be deemed to have elected to convert such Loans into Canadian Prime Rate Loans.

3.1.4 Interest Periods.  In connection with the making, conversion or continuation of any LIBOR Loans or Canadian BA Rate Loans, Borrower Agent shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60 or 90 days; provided, however, that:

(a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan or Canadian BA Rate Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond: (i) the U.S. Revolver Commitment Termination Date in the case of any Loan owing by the U.S. Borrowers and (ii) the Canadian Revolver Commitment Termination Date in the case of any Loan owing by the Canadian Borrowers.

3.1.5 Interest Rate Not Ascertainable.  If Agent shall determine that, on any date for determining LIBOR or the Canadian BA Rate, due to any circumstance affecting the London interbank market or the Canadian interbank bankers’ acceptances market, respectively, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify the Borrower Agent of such determination.  Until Agent notifies the Borrower Agent that such circumstance no longer exists, the obligation of the Lenders to make LIBOR Loans or Canadian BA Rate Loans, as applicable, shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans or Canadian BA Rate Loans, as applicable.

3.2 Fees.

3.2.1 Unused Line Fee.

(a) U.S. Borrowers shall pay to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the U.S. Revolver Commitments exceed the average daily balance of U.S. Revolver Loans and stated amount of U.S. Letters of Credit during any month.  Such fee shall be payable in arrears, on the first day of each month and on the U.S. Revolver Commitment Termination Date.

(b) Canadian Borrowers shall pay to Agent, for the Pro Rata benefit of Canadian Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Canadian Revolver Commitments exceed the average daily balance of Canadian Revolver Loans and stated amount of Canadian Letters of Credit during any month.  Such fee shall be payable in arrears, on the first day of each month and on the Canadian Revolver Commitment Termination Date.

3.2.2 U.S. LC Facility Fees.  U.S. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of U.S. Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the outstanding amount of each U.S. Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to U.S. Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of U.S. Letters of Credit, which charges shall be paid as and when incurred.  At the election of Agent or the U.S. Required Lenders, during an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3 Canadian LC Facility Fees.  Canadian Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Canadian Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of Canadian Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the outstanding amount of each Canadian Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Canadian Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Canadian Letters of Credit, which charges shall be paid as and when incurred.  At the election of the Agent or the Canadian Required Lenders, during an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.4 Closing Fee.  On the Closing Date, Borrowers shall pay to Agent, for the Pro Rata benefit of U.S. Lenders, a closing fee of $87,500.

3.3 Computation of Interest, Fees, Yield Protection.  All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, or, in the case of interest based on the Canadian Prime Rate, Canadian Base Rate or Canadian BA Rate, based on a year of 365 days.  Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.  All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.  All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.  A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9, 5.10 or 5.11 submitted to Borrower Agent by Agent or the affected Lender or Issuing Bank, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.  For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in  the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example), and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.

3.4 Reimbursement Obligations.  Borrowers within each Borrower Group shall reimburse Agent and each Lender for all Extraordinary Expenses incurred by Agent or such Lender in reference to such Borrower Group or its related Obligations or Collateral.  In addition to such Extraordinary Expenses, such Borrowers shall also reimburse Agent for all actual legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor within such Borrowers’ related Obligor Group or Collateral securing such Obligor Group’s Obligations, whether prepared by Agent’s personnel or a third party.  All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction.  Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder.  If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and the applicable Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Applicable Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid.  All amounts payable by Borrowers under this Section shall be due on demand.

3.5 Illegality.  If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans or Canadian BA Rate Loans, or to determine or charge interest rates based upon LIBOR or the Canadian BA Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable Available Currency in the London interbank market, or Canadian Dollars through bankers’ acceptances, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or Canadian BA Rate Loans, as applicable, or to convert U.S. Base Rate Loans or Canadian Base Rate Loans to LIBOR Loans, or Canadian Prime Rate Loans to Canadian BA Rate Loans, as applicable, shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist.  Upon delivery of such notice, the applicable Borrower(s) with respect to such Loans shall prepay or, if applicable, convert all LIBOR Loans of such Lender to U.S. Base Rate Loans or Canadian Base Rate Loans, or all Canadian BA Rate Loans to Canadian Prime Rate Loans, as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans or Canadian BA Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans or Canadian BA Rate Loans.  Upon any such prepayment or conversion, the applicable Borrower(s) with respect to such Loans shall also pay accrued interest on the amount so prepaid or converted.

3.6 Inability to Determine Rates.  If the U.S. Required Lenders, with respect to U.S. Revolver Loans, or the Canadian Required Lenders, with respect to Canadian Revolver Loans, notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan or a Canadian BA Rate Loan that (a) deposits or bankers’ acceptances in the relevant Available  Currency are not being offered to, as regards LIBOR, banks in the London interbank eurocurrency market or, as regards Canadian BA Rate, Persons in Canada, for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR or the Canadian BA Rate for the requested Interest Period, or (c) LIBOR or the Canadian BA Rate for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify the Borrower Agent and each Applicable Lender.  Thereafter, the obligation of the Applicable Lenders to make or maintain the affected LIBOR Loans or Canadian BA Rate Loans shall be suspended until Agent (upon instruction by the U.S. Required Lenders or Canadian Required Lenders, as applicable) revokes such notice.  Upon receipt of such notice, the Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or a Canadian BA Rate Loan or, failing that, will be deemed to have submitted a request for a U.S. Base Rate Loan or a Canadian Prime Rate Loan.

3.7 Increased Costs; Capital Adequacy.

3.7.1 Change in Law.  If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR or the Canadian BA Rate) or any Issuing Bank;

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Loan Document, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto); or

(c) impose on any Lender or any Issuing Bank or the London interbank market or the Canadian bankers’ acceptances market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit, participation in LC Obligations, or Commitment;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan or Canadian BA Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, the Borrower(s) of any Borrower Group with respect to such Commitments, Loans, Letters of Credit or participations in LC Obligations) will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2 Capital Adequacy.  If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, such Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or such Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, such Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, such Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time the Borrowers (or the applicable Borrower(s) of any Borrower Group with respect to such Commitments, Loans, Letters of Credit or participations in LC Obligations) will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3 Compensation.  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but the Borrower(s) of any Borrower Group shall not be required to compensate a Lender or an Issuing Bank for any increased costs incurred or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that such Lender or such Issuing Bank notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.7.4 LIBOR Loan Reserves.  If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive).  The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if the Lender notifies Borrowers (with a copy to Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrowers’ receipt of the notice.

3.8 Mitigation.  If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if the Borrower(s) of any Borrower Group are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.10, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or unlawful.  The Borrower(s) of each affected Borrower Group shall pay all reasonable costs and expenses incurred by any Lender that has issued a Commitment to such Borrower Group in connection with any such designation or assignment.

3.9 Funding Losses.  If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan or a Canadian BA Rate Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan or a Canadian BA Rate Loan occurs on a day other than the end of its Interest Period, (c) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan or Canadian BA Rate Loan prior to the end of its Interest Period pursuant to Section 13.4, or (d) the Borrower(s) of any Borrower Group fail(s) to repay a LIBOR Loan or a Canadian BA Rate Loan when required hereunder, then such applicable Borrower(s) shall pay to Agent its customary administrative charge and to each Applicable Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds but excluding the Applicable Margin.  A Lender shall not be required to purchase deposits in any interbank or offshore market to fund any LIBOR Loan or transact in bankers’ acceptances to make any Canadian BA Rate Loan, but this Section shall apply as if each Lender had purchased such deposits.

3.10 Maximum Interest.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”).  If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations of the Borrower Group to which such excess interest relates or, if it exceeds such unpaid principal, refunded to such Borrower Group.  In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.  Without limiting the generality of the foregoing provisions of this Section 3.10, if any provision of any of the Loan Documents would obligate any Canadian Domiciled Obligor to make any payment of interest with respect to the Canadian Facility Obligations in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in the receipt of interest with respect to the Canadian Facility Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Facility Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  (i) first, by reducing the amount or rates of interest required to be paid by the Canadian Domiciled Obligors to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Canadian Domiciled Obligors to the applicable recipient which would constitute interest with respect to the Canadian Facility Obligations for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then the Canadian Domiciled Obligors shall be entitled, by notice in writing to Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and, pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Domiciled Obligor.  Any amount or rate of interest with respect to the Canadian Facility Obligations referred to in this

Section 3.10 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loans to the Canadian Borrowers remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro rated over that period of time and otherwise be pro rated over the period from the Closing Date to the date of Full Payment of the Canadian Facility Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

SECTION 4. LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Revolver Loans.

4.1.1 Notice of Borrowing.

(a) Whenever Borrowers within a Borrower Group desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing.  Such notice must be received by Agent no later than (i) 10:00 a.m. on the Business Day of the requested funding date, in the case of U.S. Base Rate Loans, (ii) 8:00 a.m. on the Business Day of the requested funding date, in the case of Canadian Prime Rate Loans or Canadian Base Rate Loans, (iii) 10:00 a.m. at least three Business Days prior to the requested funding date, in the case of LIBOR Loans to the U.S. Borrowers, and (iv) 8:00 a.m. at least three Business Days prior to the requested funding date, in the case of LIBOR Loans to the Canadian Borrowers or Canadian BA Rate Loans.  Notices received after such times shall be deemed received on the next Business Day.  Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a U.S. Base Rate Loan or a LIBOR Loan (in the case of a Borrowing by the U.S. Borrowers), or as a Canadian Base Rate Loan, a Canadian Prime Rate Loan, LIBOR Loan, or a Canadian BA Rate Loan (in the case of a Borrowing by the Canadian Borrower), (D) in the case of LIBOR Loans or Canadian BA Rate Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified) and (E) in the case of a Borrowing by the Canadian Borrowers, whether such Loan is to be denominated in Dollars or Canadian Dollars.

(b) Unless payment is otherwise timely made by Borrowers within a Borrower Group, the becoming due of any amount required to be paid with respect to any of the Obligations of the Obligor Group to which such Borrower Group belongs (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Revolver Loans by such Borrower Group on the due date, in the amount of such Obligations and shall bear interest at the per annum rate applicable hereunder to U.S. Base Rate Loans, in the case of such Obligations owing by any U.S. Facility Obligor, or to Canadian Prime Rate Loans in the case of such Obligations owing by a Canadian Domiciled Obligor.  The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation.  In addition, Agent may, at its option, charge such Obligations of an Obligor Group against any operating, investment or other account of an Obligor within such Obligor Group maintained with Agent or any of its Affiliates.

(c) If Borrowers within a Borrower Group establish a controlled disbursement account with Agent or any branch or Affiliate of Agent, then the presentation for payment of any check, ACH or electronic debit, or other payment item at a time when there are insufficient funds to cover it shall be deemed to be a request for Revolver Loans by such Borrower Group on the date of such presentation, in the amount of such payment item, and shall bear interest at the per annum rate applicable hereunder to U.S. Base Rate Loans, in the case of insufficient funds owing by any U.S. Facility Obligor, or to Canadian Prime Rate Loans, in the case of insufficient funds owing by a Canadian Domiciled Obligor.  The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2 Fundings by Lenders.  Each Applicable Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder.  Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by (i) 11:00 a.m. on the proposed funding date for U.S. Base Rate Loans, (ii) 10:00 a.m. on the proposed funding date for Canadian Base Rate Loans or Canadian Prime Rate Loans, (iii) 11:00 a.m. at least two Business Days before any proposed funding of LIBOR Loans to the U.S. Borrowers, or (iv) 10:00 a.m. at least two Business Days before any proposed funding of LIBOR Loans to the Canadian Borrowers or Canadian BA Rate Loans.  Each Applicable Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than (x) 12:00 noon on the requested funding date in the case of Loans to the Canadian Borrowers, and (y) 1:00 p.m. on the requested funding date in the case of Loans to the U.S. Borrowers, unless Agent’s notice is received after the times provided above, in which case Lender shall fund its Pro Rata share by 8:00 a.m. on the next Business Day in the case of Loans to the Canadian Borrowers, and 9:00 a.m. on the next Business Day in the case of Loans to the U.S. Borrowers.  Subject to its receipt of such amounts from the Applicable Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent.  Unless Agent shall have received (in sufficient time to act) written notice from an Applicable Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to the applicable Borrower(s).  If an Applicable Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, and the Agent has disbursed such amount to, or on behalf of, the Borrowers, then the Borrowers within the applicable

Borrower Group agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.  A Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3 Swingline Loans; Settlement.

(a) Agent may, but shall not be obligated to, advance U.S. Swingline Loans to the U.S. Borrowers, up to an aggregate outstanding amount equal to $10,000,000, unless the funding is specifically required to be made by all U.S. Lenders hereunder.  Each U.S. Swingline Loan shall constitute a U.S. Base Rate Loan for all purposes, except that payments thereon shall be made to Agent for its own account.  The obligation of the U.S. Borrowers to repay U.S. Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.  Agent (acting through its Canada branch) may, but shall not be obligated to, advance Canadian Swingline Loans to the Canadian Borrowers, up to an aggregate outstanding amount equal to $2,500,000, unless the funding is specifically required to be made by all Canadian Lenders hereunder.  Each Canadian Swingline Loan shall constitute a Canadian Prime Rate Revolver Loan or a Canadian Base Rate Loan, as applicable, for all purposes, except that payments thereon shall be made to Agent (acting through its Canada branch) for its own account.  The obligation of the Canadian Borrowers to repay Canadian Swingline Loans shall be evidenced by the records of Agent (acting through its Canada branch) and need not be evidenced by any promissory note.

(b) Settlement of Loans, including Swingline Loans, and other Revolver Loans, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders.  Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by any Borrower or any provision herein to the contrary.  Each Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Article 6 are satisfied.  If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any U.S. Swingline Loan may not be settled among the U.S. Lenders hereunder, then each U.S. Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.  If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Canadian Swingline Loan may not be settled among the Canadian Lenders hereunder, then each Canadian Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefore.

4.1.4 Notices.  Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on electronically transmitted instructions to Agent.  Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern.  Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of electronically transmitted instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2 Defaulting Lender.  Notwithstanding anything herein to the contrary:

4.2.1 Reallocation of Pro Rata Share; Amendments.  For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares.  A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1(c).

4.2.2 Payments; Fees.  Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full.  Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts, in accordance with this Agreement, to the Borrowers of the Borrower Group to which such defaulted obligations relate.  A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fees under Section 3.2.1.  If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 and Section 3.2.3, as applicable, shall be paid to such Lenders.  Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3 Status; Cure.  Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error.  Borrowers, Agent and Issuing Banks may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including payment of any breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares.  Unless expressly agreed by Borrowers, Agent and Issuing Banks, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender.  The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document.  No Lender shall be responsible for default by another Lender.

4.3 Number and Amount of LIBOR Loans and Canadian BA Rate Loans; Determination of Rate.  With respect to the U.S. Borrowers, (i) no more than 4 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans to U.S. Borrowers having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose, and (ii) each Borrowing of LIBOR Loans when made, continued or converted shall be in a minimum amount of $1,000,000 or an increment of $100,000, in excess thereof.  With respect to the Canadian Borrowers, (x) no more than four Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose, (y) no more than four Borrowings of Canadian BA Rate Loans may be outstanding at any time, and all Canadian BA Rate Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose, and (z) each Borrowing of such Loans when made, continued or converted shall be in a minimum amount of $1,000,000 (or, in the case of Canadian BA Rate Loans, Cdn$1,000,000) or an increment of $100,000 (or, in the case of Canadian BA Rate Loans, Cdn$100,000), in excess thereof.  Upon determining LIBOR or the Canadian BA Rate for any Interest Period requested by the Borrower Agent on behalf of a Borrower Group, Agent shall promptly notify the Borrower Agent thereof electronically and, if requested by the Borrower Agent, shall confirm any such electronic notice in writing.

4.4 Borrower Agent.  Each Borrower and other Obligor hereby designates Parent (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, any Issuing Bank or any Lender.  Borrower Agent hereby accepts such appointment.  Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower.  Agent and Lenders may give any notice or communication with a Borrower or other Obligor hereunder to Borrower Agent on behalf of such Borrower or other Obligor .  Each of Agent, Issuing Banks and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents.  Each Borrower and other Obligor agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5 One Obligation.  The Loans, LC Obligations and other Obligations of the applicable Borrower(s) of each Borrower Group and their respective Guarantors shall constitute one general obligation of such Borrower(s) of such Borrower Group and their respective Guarantors and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral of such Borrower(s) of such Borrower Group and their respective Guarantors; provided, however, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower or other Obligor to the extent of any Obligations jointly or severally owed by such Borrower or other Obligor to such Credit Party.

4.6 Effect of Termination.  On the effective date of the termination of any of the Commitments, the Obligations with respect thereto shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products.  Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents.  Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations.  Sections 2.3, 2.4, 3.4, 3.6, 3.7, 3.9, 5.5, 5.10, 5.11, Article 12, Section 14.2, this Section 4.6, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5. PAYMENTS

5.1 General Payment Provisions.  All payments of Obligations shall be made without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than (i) 10:00 a.m. on the due date in the case of payments made by, or on behalf of, the U.S. Borrowers, and (ii) 9:00 a.m. on the due date in the case of payments made by, or on behalf of, the Canadian Borrowers.  Any payment after such time shall be deemed made on the next Business Day.  Any payment of a LIBOR Loan or a Canadian BA Rate Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9.  Borrowers agree that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against Obligations, in such manner as Agent deems advisable, but whenever possible, any payment of Loans by a Borrower Group shall be applied first to U.S. Base Rate Loans or Canadian Base Rate Loans, Canadian Prime Rate Loans, as applicable, of such Borrower Group and then to LIBOR Loans or Canadian BA Rate Loans, as applicable, of such Borrower Group.  All payments with respect to any U.S. Facility Obligations shall be made in Dollars and all payments with respect to any Canadian Facility Obligations shall be made in Canadian Dollars or, if any portion of such Canadian Facility Obligations is denominated in Dollars, then in Dollars.

5.2 Repayment of Revolver Loans.  All U.S. Revolver Loans shall be due and payable in full on the U.S. Revolver Commitment Termination Date and all Canadian Revolver Loans shall be due and payable in full on the Canadian Revolver Commitment Termination Date, in each case unless payment is sooner required hereunder.  Revolver Loans may be prepaid from time to time, without penalty or premium, subject to, in the case of LIBOR Loans and Canadian BA Rate Loans, Section 3.9.  If any Asset Disposition includes the disposition of Accounts or Inventory of an Obligor, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the applicable Borrowing Base (i.e., the U.S. Borrowing Base in the case of an Asset Disposition with respect to Accounts or Inventory of the U.S. Borrowers and the Canadian Borrowing Base in the case of an Asset Disposition with respect to Accounts or Inventory of the Canadian Borrowers) upon giving effect to such disposition, shall be applied to the applicable Revolver Loans (i.e., the U.S. Revolver Loans in the case of an Asset Disposition of Accounts or Inventory of the U.S. Borrowers and the Canadian Revolver Loans in the case of an Asset Disposition with respect to the Accounts or Inventory of the Canadian Borrowers).  Notwithstanding anything herein to the contrary, if an Overadvance exists (including as a result of any Asset Disposition), the applicable Borrower(s) (i.e., the U.S. Borrowers in the case of a U.S. Overadvance and the Canadian Borrowers in the case of a Canadian Overadvance) shall, on the sooner of Agent’s demand or the first Business Day after any such Borrower has knowledge thereof, repay the outstanding applicable Revolver Loans (i.e., the U.S. Revolver Loans in the case of a U.S. Overadvance and the Canadian Revolver Loans in the case of a Canadian Overadvance) in an amount sufficient to reduce the principal balance of such Revolver Loans to the applicable Borrowing Base (i.e., the U.S. Borrowing Base in the case of a U.S. Revolver Loans and the Canadian Borrowing Base in the case of Canadian Revolver Loans).

5.3 Intentionally Omitted.

5.4 Payment of Other Obligations.  Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5 Marshaling; Payments Set Aside.  None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations.  If any payment by or on behalf of Borrowers or any other Obligor is made to Agent, any Issuing Bank or any Lender, or Agent, any Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a Creditor Representative or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6 Post-Default Allocation of Payments.  Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by or on behalf of any Obligor, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) with respect to monies, payments, Property or Collateral of or from any U.S. Domiciled Obligor:

(i) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(ii) second, to all Extraordinary Expenses owing to any U.S. Lender;

(iii) third, to all amounts owing to Agent on U.S. Swingline Loans;

(iv) fourth, to all amounts owing to U.S. Issuing Bank on account of U.S. LC Obligations;

(v) fifth, to all Obligations constituting fees (other than Secured Bank Product Obligations) owing by any U.S. Domiciled Obligor (exclusive of any such amounts owing by the Canadian Domiciled Obligors which are guaranteed by the U.S. Domiciled Obligors);

(vi) sixth, to all U.S. Facility Obligations constituting interest (other than Secured Bank Product Obligations) owing by any U.S. Domiciled Obligor (exclusive of any such amounts owing by the Canadian Domiciled Obligors which are guaranteed by the U.S. Domiciled Obligors);

(vii) seventh, to Cash Collateralize the U.S. LC Obligations;

(viii) eighth, to all U.S. Revolver Loans and Secured Bank Product Obligations arising under Hedge Agreements (including Cash Collateralization thereof) up to the amount of reserves existing therefor of any U.S. Domiciled Obligor;

(ix) ninth, to all other U.S. Facility Obligations (exclusive of any such amounts owing by the Canadian Domiciled Obligors which are guaranteed by the U.S. Domiciled Obligors); and

(x) tenth, ratably to be applied in accordance with clause (b) below, to the extent there are insufficient funds for the Full Payment of all Obligations owing by any Canadian Domiciled Obligor.

(b) with respect to monies, payments, Property or Collateral of or from any Canadian Domiciled Obligor, together with any allocations pursuant to subclause (x) of clause (a) above:

(i) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by any Canadian Domiciled Obligor;

(ii) second, to all Extraordinary Expenses owing to any Canadian Lender;

(iii) third, to all amounts owing to Agent (acting through its Canada branch) on Canadian Swingline Loans;

(iv) fourth, to all amounts owing to the Canadian Issuing Bank on account of Canadian LC Obligations;

(v) fifth, to all Canadian Facility Obligations constituting fees (other than Secured Bank Product Obligations) owing by any Canadian Domiciled Obligor;

(vi) sixth, to all Canadian Facility Obligations constituting interest (other than Secured Bank Product Obligations) owing by any Canadian Domiciled Obligor;

(vii) seventh, to Cash Collateralize the Canadian LC Obligations;

(viii) eighth, to all Canadian Revolver Loans and Secured Bank Product Obligations arising under Hedge Agreements (including Cash Collateralization thereof) up to the amount of reserves existing therefor of any Canadian Domiciled Obligor; and

(ix) ninth, to all other Canadian Facility Obligations.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category.  If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category.  Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to Agent for determining the amount due.  Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category.  Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party.  If a Secured Party fails to deliver such calculation within five days following request by Agent, Agent may assume the amount to be distributed is zero.  The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Secured Parties as among themselves, and may be changed by agreement among them without the consent of any Obligor.  This Section is not for the benefit of or enforceable by any Borrower.

5.7 Erroneous Application.  Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.8 Application of Payments; Dominion Accounts.

5.8.1 Dominion Account(s) of U.S. Borrowers.  The ledger balance in the main Dominion Account of the U.S. Borrowers as of the end of a Business Day shall be applied to the Obligations of the U.S. Borrowers at the beginning of the next Business Day.  If, at the end of a Business Day, after giving effect to such application, if any, a credit balance exists, the balance shall not accrue interest in favor of the U.S. Borrowers and shall be made available to the U.S. Borrowers as long as no Default or Event of Default exists.  Each U.S. Borrower and other Obligor irrevocably waive the right to direct the application of any payments or Collateral proceeds, and agree that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable.

5.8.2 Dominion Account(s) of Canadian Borrowers.  Commencing after Borrowers have complied with their obligations set forth in Section 6.3, the ledger balance in the main Dominion Account of the Canadian Borrowers as of the end of a Business Day shall be applied to the Obligations of the Canadian Borrowers at the beginning of the next Business Day.  If, at the end of a Business Day, after giving effect to such application, if any, a credit balance exists, the balance shall not accrue interest in favor of the Canadian Borrowers and shall be made available to the Canadian Borrowers as long as no Default or Event of Default exists.  The Canadian Borrowers and each other Obligor irrevocably waive the right to direct the application of any payments or Collateral proceeds, and agree that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable.

5.9 Loan Account; Account Stated.

5.9.1 Loan Account.  Agent shall maintain, in accordance with its usual and customary practices, an account or accounts (“Loan Account”) evidencing the Debt of each of the Borrower(s) within each Borrower Group resulting from each Loan made to such Borrower Group or issuance of a Letter of Credit for the account of such Borrower(s) from time to time.  Any failure of Agent to record anything in any Loan Account, or any error in doing so, shall not limit or otherwise affect the obligations of the applicable Borrower(s) to pay any amount owing hereunder.  Agent may maintain a single Loan Account in the name of the Borrower Agent, and each Borrower and other Obligor confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations as and to the extent provided herein or in the other Loan Documents.

5.9.2 Entries Binding.  Entries made in any Loan Account shall constitute presumptive evidence of the information contained therein.  If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute..

5.10 Taxes.

5.10.1 Payments Free of Taxes.

(a) All payments by or on behalf of any Obligor hereunder shall be free and clear of and without withholding or deduction for any Taxes, except as required by Applicable Law.  If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to this Section 5.10.

(b) If Agent or any Obligor is required by the Applicable Law to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.10.2 Payment of Other Taxes.  Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.11 Tax Indemnification.

(a) Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Borrower shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section.  Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section.  A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.  Each of the Borrower shall, and does hereby, jointly and severally indemnify the Agent, and shall make payment in respect thereof within ten (10) days after written or electronic demand therefor, for any amount which a Lender or Issuing Bank for any reason fails to pay indefeasibly to the Agent as required pursuant to Section 5.11(b) below.

(b) Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section.  A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.11.2 Evidence of Payments.  If Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Agent shall deliver to Borrower Agent or Borrower Agent shall deliver to Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Agent or Borrower Agent, as applicable.

5.11.3 Treatment of Certain Refunds.  Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank.  If a Recipient determines in its discretion that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority.  Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.11.4 Survival.  Each party’s obligations under this Section 5.11 and Section 5.12 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.12 Lender Tax Information.

5.12.1 Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.12.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.12.2 Documentation.  Without limiting the foregoing, if any Borrower is a U.S. Person,

(a) Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed originals of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8-BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8-BEN-E, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers or Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers or Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.12.3 Redelivery of Documentation.  If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.12.4 Lender Obligations.  Each Lender and each Issuing Bank shall promptly notify Borrower Agent and Agent of any change in circumstances that would change any claimed Tax exemption or reduction.  Each Lender and each Issuing Bank, in each case severally and not jointly with the other Lenders and/or applicable Issuing Bank, shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) the affected Borrower to which such Lender or such Issuing Bank (as applicable) has issued a Commitment and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against such affected Borrower or Agent by any Governmental Authority due to such Lender’s or such Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section.  Each Lender and each Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or such Issuing Bank under any Loan Document.

5.12.5 FATCA Status.  For purposes of determining withholding Taxes imposed under the FATCA, from and after the effective date of the Amendment, the Borrowers and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) the Loan Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

5.13 Guarantee by Obligors.

5.13.1 Guarantee by U.S. Domiciled Obligors.

(a) Joint and Several Liability.  Each U.S. Domiciled Obligor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Secured Parties the prompt payment and performance of, all Obligations and all agreements of each other Obligor under the Loan Documents, except its Excluded Swap Obligations, and that it is a U.S. Facility Guarantor and a Canadian Facility Guarantor hereunder.  Each U.S. Domiciled Obligor agrees that its guaranty or guarantee of obligations as a U.S. Facility Guarantor and a Canadian Facility Guarantor, as applicable, constitute a continuing guaranty or guarantee of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of all Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by any Secured Party in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the U.S. Bankruptcy Code or similar provision of other Applicable Law; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the U.S. Bankruptcy Code, under other Applicable Law or otherwise; (g) the disallowance of any claims of any Secured Party against any Obligor for the repayment of any Obligations under Section 502 of the U.S. Bankruptcy Code, under other Applicable Law or otherwise; (h) any other insolvency, reorganization, arrangement, debtor relief or debt adjustment law (whether state, provincial, federal or foreign, including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and applicable corporate law); (i) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of any Obligor or any other person; (j) any merger, amalgamation or consolidation of any Obligor with any person or persons; (k) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction or by any present or future action of any governmental body or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Obligations under the Loan Documents; (l) the existence of any claim, set-off, compensation or other rights which any Obligor may have at any time against any other Obligor or any other person, or which any Obligor may have at any time against the Secured Parties, whether in connection with the Loan Documents or otherwise; or (m) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

(b) Waivers.

(i) Each U.S. Domiciled Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor.  Each U.S. Domiciled Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of any Obligations as long as it is a Borrower.  It is agreed among each U.S. Domiciled Obligor, Agent and Lenders that the provisions of this Section 5.13 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit.  Each U.S. Domiciled Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral (including any Real Estate owned by any Obligor) by judicial foreclosure or non‑judicial sale or enforcement, without affecting any rights and remedies under this Section 5.13.  If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any U.S. Domiciled Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each U.S. Domiciled Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any U.S. Domiciled Obligor might otherwise have had.  Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any U.S. Domiciled Obligor shall not impair any other U.S. Domiciled Obligor’s obligation to pay the full amount of the Obligations.  Each U.S. Domiciled Obligor waives all rights and defenses arising out of an election of remedies, such as non-judicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such U.S. Domiciled Obligor’s rights of subrogation against any other Person.  Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.13, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(c) Extent of Liability; Contribution.

(i) Notwithstanding anything herein to the contrary, each U.S. Domiciled Obligor’s liability under this Section 5.13 shall be limited to the greater of (i) all amounts for which such U.S. Domiciled Obligor is primarily liable, as described below, and (ii) such U.S. Domiciled Obligor’s Allocable Amount.

(ii) If any U.S. Domiciled Obligor makes a payment under this Section 5.13 of any Obligations (other than amounts for which such U.S. Domiciled Obligor is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other U.S. Domiciled Obligor, exceeds the amount that such U.S. Domiciled Obligor would otherwise have paid if each U.S. Domiciled Obligor had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such U.S. Domiciled Obligor’s Allocable Amount bore to the total Allocable Amounts of all U.S. Domiciled Obligors, then such U.S. Domiciled Obligor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other U.S. Domiciled Obligor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The “Allocable Amount” for any U.S. Domiciled Obligor shall be the maximum amount that could then be recovered from such U.S. Domiciled Obligor under this Section 5.13 without rendering such payment voidable under Section 548 of the U.S. Bankruptcy Code or under any similar applicable fraudulent transfer or conveyance act, or other Applicable Law in Canada or any province or territory thereof.

(iii) Each U.S. Domiciled Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each other U.S. Domiciled Obligor that is a Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.13 voidable under any applicable fraudulent transfer or conveyance act).  The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations.  Each U.S. Domiciled Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.13.2 Guarantee by Canadian Domiciled Obligors.

(a) Joint and Several Liability.  Each Canadian Domiciled Obligor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Secured Parties the prompt payment and performance of, all Canadian Facility Obligations and all agreements of each other Canadian Domiciled Obligor under the Loan Documents, except its Excluded Swap Obligations, and that it is a Canadian Facility Guarantor hereunder.  Each Canadian Domiciled Obligor agrees that its guaranty or guarantee of obligations as a Canadian Facility Guarantor hereunder, as applicable, constitute a continuing guaranty or guarantee of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of all Canadian Facility Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty or guarantee for the Obligations or any action, or the absence of any action, by any Secured Party in respect thereof (including the release of any security or guaranty or guarantee); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the U.S. Bankruptcy Code or similar provision of other Applicable Law; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the U.S. Bankruptcy Code, under other Applicable Law or otherwise; (g) the disallowance of any claims of any Secured Party against any Obligor for the repayment of any Obligations under Section 502 of the U.S. Bankruptcy Code, under other Applicable Law or otherwise; (h) any other insolvency, reorganization, arrangement, debtor relief or debt adjustment law (whether state, provincial, federal or foreign, including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and applicable corporate law); (i) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of any Obligor or any other person; (j) any merger, amalgamation or consolidation of any Obligor with any person or persons; (k) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction or by any present or future action of any governmental body or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Obligations under the Loan Documents; (l) the existence of any claim, set-off, compensation or other rights which any Obligor may have at any time against any other Obligor or any other person, or which any Obligor may have at any time against the Secured Parties, whether in connection with the Loan Documents or otherwise; or (m) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Canadian Facility Obligations.

(b) Waivers.

(i) Each Canadian Domiciled Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor.  Each Canadian Domiciled Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Canadian Facility Obligations.  It is agreed among each Canadian Domiciled Obligor, Agent and Lenders that the provisions of this Section 5.13 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit.  Each Canadian Domiciled Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral (including any Real Estate owned by any Obligor) by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.13.  If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Canadian Domiciled Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Canadian Domiciled Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Canadian Domiciled Obligor might otherwise have had.  Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Canadian Domiciled Obligor shall not impair any other Canadian Domiciled Obligor’s obligation to pay the full amount of the Canadian Facility Obligations it is jointly and severally liable for and has guaranteed under the Loan Documents.  Each Canadian Domiciled Obligor waives all rights and defenses arising out of an election of remedies, such as non-judicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Canadian Domiciled Obligor’s rights of subrogation against any other Person.  Agent may bid all or a portion of the Canadian Facility Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Canadian Facility Obligations shall be conclusively deemed to be the amount of the Canadian Facility Obligations guaranteed under this Section 5.13, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(c) Extent of Liability; Contribution.

(i) Notwithstanding anything herein to the contrary, each Canadian Domiciled Obligor’s liability under this Section 5.13 shall be limited to the greater of (i) all amounts for which such Canadian Domiciled Obligor is primarily liable, as described below, and (ii) such Canadian Domiciled Obligor’ Canadian Allocable Amount.

(ii) If any Canadian Domiciled Obligor makes a payment under this Section 5.13 of any Canadian Facility Obligations (other than amounts for which such Canadian Domiciled Obligor is primarily liable) (a “Canadian Guarantor Payment”) that, taking into account all other Canadian Guarantor Payments previously or concurrently made by any other Canadian Domiciled Obligor exceeds the amount that such Canadian Domiciled Obligor would otherwise have paid if each Canadian Domiciled Obligor had paid the aggregate Canadian Facility Obligations satisfied by such Canadian Guarantor Payments in the same proportion that such Canadian Domiciled Obligor’s Canadian Allocable Amount bore to the total Canadian Allocable Amounts of all Canadian Domiciled Obligors, then such Canadian Domiciled Obligor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Canadian Domiciled Obligor for the amount of such excess, pro rata based upon their respective Canadian Allocable Amounts in effect immediately prior to such Canadian Guarantor Payment.  The “Canadian Allocable Amount” for any Canadian Domiciled Obligor shall be the maximum amount that could then be recovered from such Canadian Domiciled Obligor under this Section 5.13 without rendering such payment voidable under Section 548 of the U.S. Bankruptcy Code or under any similar applicable fraudulent transfer or conveyance act, or other Applicable Law in Canada or any province or territory thereof.

(iii) Each Canadian Domiciled Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Canadian Domiciled Obligor that is a Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.13 voidable under any applicable fraudulent transfer or conveyance act).  The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Canadian Facility Obligations.  Each Canadian Domiciled Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.13.3 No Limitation. Nothing contained in this Section 5.13 shall limit the liability of any Obligor to pay or guarantee Loans made directly or indirectly to that Obligor (including Loans advanced to any other Obligor and then re-loaned or otherwise transferred to, or for the benefit of, such Obligor), LC Obligations relating to Letters of Credit issued to support such Obligor’s business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.  Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.13.4 Joint Enterprise.  Each Obligor has requested that Agent and Lenders make the credit facilities available to the applicable Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically.  Obligors’ business is a mutual and collective enterprise, and the successful operation of each Obligor is dependent upon the successful performance of the integrated group.  The Obligors believe that the credit facilities provided to the applicable Borrowers under this Agreement will enhance the borrowing power of each Borrower and ease administration of such credit facilities, all to their mutual advantage.  Obligors acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral as provided under the Loan Documents is done solely as an accommodation to Obligors and at Obligors’ request.

5.13.5 Subordination.  Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

5.13.6 Currency Matters.  Dollars are the currency of account and payment for each and every sum at any time due from Borrowers hereunder unless otherwise specifically provided in this Agreement, any other Loan Document or otherwise agreed to by Agent.  The parties hereto hereby agree as follows:

(a) Each repayment of a Revolver Loan or LC Obligation or a part thereof shall be made in the currency in which such Revolver Loan or LC Obligation is denominated at the time of that repayment;

(b) Each payment of interest shall be made in the currency in which the principal or other sum in respect of which such interest is denominated;

(c) Each payment of fees by a U.S. Borrower pursuant to Section 3.2 shall be in Dollars;

(d) Each payment of fees by Canadian Borrowers pursuant to Section 3.2 shall be in Dollars;

(e) Each payment in respect of Extraordinary Expenses and any other costs, expenses and indemnities shall be made in the currency in which the same were incurred by the party to whom payment is to be made; and

(f) Any amount expressed to be payable in Canadian Dollars shall be paid in Canadian Dollars.

No payment to any Credit Party (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Obligor in respect of which it was made unless and until such Credit Party shall have received Full Payment in the currency in which such obligation or liability is payable pursuant to the above provisions of this Section 5.13.  To the extent that the amount of any such payment shall, on actual conversion into such currency, be less than the full amount of such obligation or liability (actual or contingent) expressed in that currency, such Obligor (together with the other Obligors who are liable thereunder or obligated therefor) agrees to indemnify and hold harmless such Credit Party with respect to the amount of such deficiency, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in such deficiency.  To the extent that the amount of any such payment to a Credit Party shall, upon an actual conversion into such currency, exceed such obligation or liability, actual or contingent, expressed in that currency, such Credit Party shall return such excess to the Borrower Agent.

5.14 Currency Fluctuations.  On each Business Day or such other date determined by Agent (the “Calculation Date”), Agent shall determine the Exchange Rate as of such date.  The Exchange Rate so determined shall become effective on the first Business Day immediately following such determination (a “Reset Date”) and shall remain effective until the next succeeding Reset Date.  On each Reset Date, Agent shall determine the Dollar Equivalent of the Canadian Revolver Exposure.  If, on any Reset Date: (a) the Total Revolver Exposure exceeds the total amount of the Commitments on such date or (b) the Canadian Revolver Exposure on such date exceeds the lesser of the Canadian Borrowing Base or the Canadian Revolver Commitments on such date, (in any case, the amount of any such excess referred to herein as the “Excess Amount”) then (i) Agent shall give notice thereof to Borrower Agent and Lenders and (ii) within one (1) Business Day thereafter, Borrowers shall cause such excess to be eliminated, either by repayment of Revolver Loans or depositing of Cash Collateral with Agent with respect to LC Obligations and until such Excess Amount is repaid, Lenders shall not have any obligation to make any Loans and the Issuing Banks shall not have any obligation to issue any Letters of Credit.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial U.S. Revolver Loans and Initial Canadian Revolver Loans.  In addition to the conditions set forth in Section 6.2, Agent, the Issuing Banks and the Lenders shall not be required to fund any requested U.S. Revolver Loans or Canadian Revolver Loan, issue any Letter of Credit for the benefit of the U.S. Borrowers or the Canadian Borrowers or otherwise extend credit to the U.S. Borrowers or the Canadian Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC, PPSA and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder and after giving effect to the Acquisition contemplated by the Acquisition Agreement, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(d) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.  Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(e) Agent shall have received a written opinion of each of Fox Rothschild LLP and Norton Rose Fulbright Canada LLP, as well as any local counsel to Borrowers or Agent, in form and substance satisfactory to Agent, which opinion shall cover the transactions contemplated herein.

(f) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.  Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(g) Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents, together with endorsements naming Agent as lender loss payee in form and substance satisfactory to Agent.

(h) Agent shall have completed a roll-forward of its previous field examination,  with respect to the Target Company and its Subsidiaries before giving effect to the reorganization, the results of which verify satisfaction of the condition set forth in Section 6.1(l).  No material adverse change in the business, assets, properties, liabilities, operations, condition or prospects of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since September 30, 2014.

(i) Agent shall have received all certificates representing the Equity Interests owned by each Obligor pledged pursuant to the Loan Documents, to the extent such Equity Interests are certificated.

(j) Agent shall have received, each in form and substance satisfactory to Agent, (i) financial projections of the Borrowers, giving effect to the Acquisition contemplated under the Acquisition Agreement, evidencing each Borrower’s ability to comply with the financial covenants set forth herein, (ii) interim financial statements for the Borrowers as of the period ended February 28, 2015, and (iii) a pro forma balance sheet of the Borrowers dated as of the Closing Date and giving effect to the Acquisitions contemplated under the Acquisition Agreement, which balance sheet shall reflect no material changes from the most recent pro forma balance sheets of Borrowers delivered to Borrowers prior to the Closing Date.

(k) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(l) Agent shall have received a Borrowing Base Certificate prepared as of a date acceptable to the Agent.  Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, U.S. Availability shall be at least $15,000,000 and Canadian Availability shall be at least $1,000,000.

(m) Agent shall have received payoff letters, in form and substance satisfactory to the Agent, from existing lenders to the Target Company.

(n) Agent shall have received flood plain searches and applicable flood insurance in accordance with Section 8.6.2 and all Related Real Estate Documents with respect to any Real Estate subject to a Mortgage.

(o) Agent and each Lender shall have completed all “know your customer” requirements, Patriot Act searches, OFAC/PEP searches and customary background checks for the Target Company, the results of which are reasonably satisfactory to Agent and each Lender.

(p) Agent shall have received evidence that the transactions contemplated by the Alcentra/Triangle Loan Agreement and the Integrated Loan Agreement shall have been closed on the date hereof, each of which shall be in full force and effect and in form and substance satisfactory to Agent.

6.2 Conditions Precedent to All Credit Extensions.  Agent, Issuing Banks and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit, or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c) All conditions precedent in any other Loan Document shall be satisfied;

(d) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(e) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrower Agent or any Borrower for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.  As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

6.3 Conditions Subsequent to All Credit Extensions.  The obligation of Lender to fund any Loans, issue any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, is subject to the fulfillment, on or before the date applicable thereto, of the following conditions subsequent (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required shall constitute an Event of Default):

(a) Within 120 days of the date hereof (or such longer period as agreed to by Agent in its sole discretion), Canadian Borrowers and the Wheels US Entities shall have established a cash management system acceptable to Agent in its discretion; and

(b) Within 120 days of the date hereof (or such longer period as agreed to by Agent in its sole discretion), with respect to each Canadian Borrower and the Wheels US Entities, Lender shall have received duly executed agreements establishing each Dominion Account and related lockbox with Lender or one of its Affiliates, in form and substance satisfactory to Agent.

(c) Within 30 days of the date hereof (or such longer period as agreed to by Agent in its sole discretion), Canadian Borrowers shall arrange for discharge of: Ontario PPSA registration number 630445563 against Wheels International Inc. (predecessor entity to Wheels Group Inc.) in favor of Hewlett-Packard Financial Services Canada Company; Ontario PPSA registration number 614618271 against Wheels International Freight Systems Inc. (predecessor entity to Wheels Group Inc.) in favor of Dell Financial Services Canada Limited; and British Columbia PPSA registration number 314371C against Wheels International Freight Systems Inc. (predecessor entity to Wheels Group Inc.) in favor of Dell Financial Services Canada Limited, in each case in form and substance satisfactory to Agent.

SECTION 7. COLLATERAL

7.1 Grant of Security Interest.  To secure the prompt payment and performance of:  (a) all Obligations (including, without limitation, all Obligations of the Guarantors), each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of the Secured Parties and (b) all Canadian Facility Obligations (including, without limitation, all Canadian Facility Obligations of each Canadian Facility Guarantor), each Canadian Domiciled Obligor hereby grants to Agent, for the benefit of the Canadian Facility Secured Parties in each case of clause (a) and (b), a continuing security interest in and Lien upon all Property of such Obligor, including all of the following Property of such Obligor, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Intellectual Property;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1 Deposit Accounts.  To further secure the prompt payment and performance of:  (a) all Obligations (including, without limitation, all Obligations of the Guarantors), each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of the Secured Parties and (b) all Canadian Facility Obligations (including, without limitation, all Canadian Facility Obligations of each Canadian Facility Guarantor), each Canadian Domiciled Obligor hereby grants to Agent, for the benefit of the Canadian Facility Secured Parties in each case of clause (a) and (b), a continuing security interest in and Lien on all amounts credited to any Deposit Account of such Obligor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept.  Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained by such Obligor, without inquiry into the authority or right of Agent to make such request.

7.2.2 Cash Collateral.  Any Cash Collateral may be invested, at Agent’s discretion (and with the consent of Borrowers, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss.  To further secure the prompt payment and performance of all:  (a) Obligations (including, without limitation, all Obligations of the Guarantors), each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of the Secured Parties and (b) Canadian Facility Obligations (including, without limitation, all Canadian Facility Obligations of each Canadian Facility Guarantor), each Canadian Domiciled Obligor hereby grants to Agent, for the benefit of the Canadian Facility Secured Parties in each case of clause (a) and (b), a continuing security interest in and Lien on all Cash Collateral held from time to time and all proceeds thereof, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere.  Agent may apply Cash Collateral of a U.S. Domiciled Obligor to the payment of any Obligations, and may apply Cash Collateral of a Canadian Domiciled Obligor to the payment of any Canadian Facility Obligations, in each case, in such order as Agent may elect, as they become due and payable.  Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent.  No U.S. Domiciled Obligor or other Person claiming through or on behalf of any U.S. Domiciled Obligor shall have any right to any Cash Collateral, until Full Payment of all Obligations. No Canadian Domiciled Obligor or other Person claiming through or on behalf of any Canadian Domiciled Obligor shall have any right to any Cash Collateral, until Full Payment of all Canadian Facility Obligations.

7.3 Lien on Real Estate.  If any Borrower acquires Real Estate hereafter, Borrowers shall, within 30 days, execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of Agent on such Real Estate, and shall deliver all Related Real Estate Documents.

7.4 Other Collateral.

7.4.1 Commercial Tort Claims.  Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.4.2 Certain After-Acquired Collateral.  Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property (other than “shrink wrap”, “click wrap” or “off the shelf” software licensed in the ordinary course of business from third parties and not created or developed by Obligors), Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession or control agreement.  If any Collateral is in the possession of a third party, at Agent’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5 No Assumption of Liability.  The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of any Obligor relating to any Collateral.  In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.6 Further Assurances; Extent of Liens. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties.  Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.  Each Obligor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7 Foreign Subsidiary Stock.  Notwithstanding Section 7.1, the Collateral securing any Obligations of a Borrower Group, shall include only 65% of the voting stock of any Foreign Subsidiary solely to the extent pledging or hypothecating more than 65% of the total voting stock of such Foreign Subsidiary to secure such Obligations of such Borrower Group would result in material adverse tax consequences to the U.S. Domiciled Obligors.

SECTION 8. COLLATERAL ADMINISTRATION

8.1 Borrowing Base Certificates.  By the 20th day of each month, Borrower Agent shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a U.S. Borrowing Base Certificate and a Canadian Borrowing Base Certificate, in each case, prepared as of the close of business of the previous month, and at such other times as Agent may request; provided that during any Reporting Trigger Period, Borrower Agent shall also be required to deliver to Agent (i) weekly U.S. Borrowing Base Certificates and Canadian Borrowing Base Certificates by the 3rd Business Day of each week which begins during such Reporting Trigger Period and (ii) monthly Borrowing Base Certificates by the 20th day of each month, in each case, prepared as of the close of business on the last Business Day of the previous week.  All calculations of U.S. Availability or  Canadian Availability in any Borrowing Base Certificate shall originally be made by Borrower Agent and certified by a Senior Officer of Borrower Agent, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in any Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the U.S. Availability Reserve and/or the Canadian Availability Reserve.  The U.S. Borrowing Base Certificate shall set forth the calculation of the U.S. Borrowing Base in Dollars.  The Canadian Borrowing Base shall set forth the calculation of the Canadian Borrowing Base in both Canadian Dollars and the Dollar Equivalent thereof along with the Exchange Rate used to determine such Dollar Equivalent.

8.2 Administration of Accounts.

8.2.1 Records and Schedules of Accounts.  Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request.  Each Borrower shall also provide to Agent, on or before the 20th day of each month (or on a weekly basis during any Reporting Trigger Period), a summary aged trial balance of all Accounts as of the end of the preceding month (or week if during any Reporting Trigger Period), specifying each Account’s Account Debtor name and address and amount, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request.  If Accounts in an aggregate face amount of $200,000 or more cease to be Eligible Accounts, Eligible Unbilled Accounts, Eligible Foreign Accounts, or Eligible Foreign Agent Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2 Taxes.  If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge the Borrowers of the applicable Borrower Group therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3 Account Verification.  Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise.  Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4 Maintenance of Dominion Account.

(a) (i) U.S. Domiciled Obligors (other than the Wheels US Entities), and (ii) commencing no later than 120 days after the date hereof (or such longer period as agreed to by Agent in its sole discretion), Canadian Domiciled Obligors and the Wheels US Entities, shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent.  U.S. Domiciled Obligors and Canadian Domiciled Obligors shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges.  If a Dominion Account of a U.S. Domiciled Obligor or Canadian Domiciled Obligor is not maintained with Bank of America or Bank of America (Canada), as applicable, Agent may require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America or Bank of America (Canada), as applicable.

(b) Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5 Proceeds of Collateral.  Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account).  If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3 Administration of Inventory.

8.3.1 Records and Reports of Inventory.  Each Borrower shall keep accurate and complete records of its Inventory (if any), including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent on such periodic basis as Agent may request.

8.3.2 Acquisition, Sale and Maintenance.  No Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA.  No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory.  Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4 Administration of Equipment.

8.4.1 Records and Schedules of Equipment.  Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent.  Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2 Dispositions of Equipment.  No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

8.4.3 Condition of Equipment.  The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted.  Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.  No Borrower shall permit any Equipment to become affixed to real Property.

8.5 Administration of Deposit Accounts.  Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers, including all Dominion Accounts.  As of the Closing Date, with respect to any Deposit Account of any U.S. Borrower (other than the Wheels US Entities), Agent has control of each such Deposit Account (other than an account exclusively used for payroll, payroll taxes or employee benefits and other than accounts which in the aggregate for all such accounts do not contain more than $50,000 at any one time).  Within 120 days after the date hereof (or such longer period as agreed to by Agent in its sole discretion), each Canadian Borrower and the Wheels US Entities shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than an account exclusively used for payroll, payroll taxes or employee benefits and other than accounts which in the aggregate for all such accounts do not contain more than $50,000 at any one time).  Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein.  Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.6 General Provisions.

8.6.1 Location of Collateral.  All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, or, in the case of a Canadian Domiciled Obligor, in Canada (subject to Agent being granted a first priority Lien (subject to Permitted Liens) if none has been previously granted in such province or territory), in each case, upon 30 Business Days prior written notice to Agent.

8.6.2 Insurance of Collateral; Condemnation Proceeds.

(a) Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A– VII, unless otherwise approved by Agent) satisfactory to Agent.  All proceeds under each policy shall be payable to Agent.  From time to time upon request, Borrowers shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches.  Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor.  Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies.  While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent.  If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent for application to the Obligations in accordance with the terms hereof.

8.6.3 Protection of Collateral.  All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers.  Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4 Defense of Title.  Each Borrower shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7 Power of Attorney.  Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section.  Agent, or Agent’s designee, may, without notice and in either its or a Obligor’s name, but at the cost and expense of Obligors:

(a) Endorse a Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Obligor’s name to a proof of claim or other document in a bankruptcy or other Insolvency Proceeding of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties.  To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1 Organization and Qualification.  Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2 Power and Authority.  Each Obligor is duly authorized to execute, deliver and perform its Loan Documents.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Obligor’s Property.

9.1.3 Enforceability.  Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4 Capital Structure.  Schedule 9.1.4 shows, for each Borrower and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests.  Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger, amalgamation or combination.  Each Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable.  There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Subsidiary.

9.1.5 Title to Properties; Priority of Liens.  Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens.  Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.  All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.  As of the Closing Date, after giving effect to the transactions contemplated by the Acquisition Documents, Borrowers will have good title to the assets acquired pursuant to the Acquisition Agreement or otherwise owned by the Target Company and its Subsidiaries, free and clear of all Liens other than Permitted Liens.

9.1.6 Accounts.  Agent may rely, in determining which Accounts are Eligible Accounts, Eligible Unbilled Accounts, Eligible Foreign Accounts, and Eligible Foreign Agent Accounts, on all statements and representations made by Borrowers with respect thereto.  Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account, Eligible Unbilled Account, Eligible Foreign Account, or Eligible Foreign Agent Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any Lien (other than Agent’s Lien), or, to the best of each Borrower’s knowledge, any offset, deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC or PPSA, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g) to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7 Financial Statements.  The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated.  All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time.  Since September 30, 2014, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect.  No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.  Each Borrower and Subsidiary is Solvent.

9.1.8 Surety Obligations.  No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9 Taxes.  Each Borrower and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except (a) to the extent being Properly Contested, or (b) Taxes in an amount which in the aggregate for all such Taxes, does not exceed $250,000.  The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10 Brokers.  There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11 Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others.  There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property).  Except as disclosed on Schedule 9.1.11, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property, other than standard licensing fees payable under customary business software products.  All (a) registered patents, (b) registered copyrights, (c) registered trademarks or service marks, (d) applications, renewals, reissuances and extensions of the foregoing (a) through (c), and (e) Licenses owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary are shown on Schedule 9.1.11.

9.1.12 Governmental Approvals.  Each Borrower and Subsidiary has, is in material compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties.  All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13 Compliance with Laws.  Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.  There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law.  No Inventory has been produced in violation of the FLSA.

9.1.14 Compliance with Environmental Laws.  Except as disclosed on Schedule 9.1.14, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up.  No Borrower or Subsidiary has received any material Environmental Notice.  To the best of each Borrower’s knowledge, no Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15 Burdensome Contracts.  No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect.  No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15.  No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16 Litigation.  Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary.  Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000).  No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17 No Defaults.  To each Borrower’s best knowledge after due inquiry, no event or circumstance has occurred or exists that constitutes a Default or Event of Default.  No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money.  To the best of each Borrower’s knowledge, there is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18 ERISA; Canadian Pension Plan Compliance.  Except as disclosed on Schedule 9.1.18:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date.

(d) No Canadian Borrower or any Canadian Subsidiary provides benefits to retired Canadian employees or to beneficiaries or dependents of retired Canadian employees.  Except as would not reasonably be expected to result in a Material Adverse Effect, each Canadian Borrower and each Canadian Subsidiary is in compliance with all Applicable Laws in relation to its Canadian Pension Plans and all Canadian Employee Benefits Legislation and health and safety, workers compensation, employment standards, labor relations, health insurance, employment insurance, protection of personal information, human rights laws and any Canadian federal, provincial, territorial or local counterparts or equivalents in each case, as applicable to the employees of any Obligor employed in Canada and as amended from time to time.

(e) No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan.  No Canadian Borrower nor any Canadian Subsidiary has any material withdrawal liability in connection with a Canadian Multi-Employer Plan.  No Termination Event has occurred.  No fact or circumstance exists that could adversely affect the tax-exempt status of a Canadian Pension Plan.  No Lien has arisen, choate or inchoate, in respect of Canadian Borrowers or Canadian Subsidiaries or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).  No Canadian Pension Plan provides benefits on a defined benefit basis.

(f) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19 Trade Relations.  There exists no actual or threatened termination, material limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary.  There exists no condition or circumstance that could reasonably be expected to impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20 Labor Relations.  No Borrower or Subsidiary is party to or bound by any collective bargaining agreement, nor to any Borrower’s knowledge, is any Borrower subject to any union organization effort.  There are no material grievances or arbitration proceedings arising out of or under any collective bargaining agreement which are pending in respect of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes or work stoppages.

9.1.21 Payable Practices.  No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22 Not a Regulated Entity.  No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23 Margin Stock.  No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24 OFAC.  No Obligor (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to (A) Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (B) the United Nations Act (Canada), the Special Economic Measures Act (Canada), the Export and Import Permits Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Criminal Code (Canada), the Defence Production Act (Canada), the Proceeds of Crime Act, the Anti-terrorism Act (Canada) or the Foreign Extraterritorial Measures Act (Canada) (together with and all regulations and orders made thereunder, collectively, “Canadian Sanctions Laws”), (ii) engages in any dealings or transactions prohibited by (A) Section 2 of such executive order, or (B) Canadian Sanctions Laws, or is otherwise associated with any such person in any manner violative of Section 2 of such executive order or by Canadian Sanctions Laws, or (iii) is a person (A) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order or (B) subject to the limitations or prohibitions under Canadian Sanctions Laws.

9.2 Complete Disclosure.  No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading.  There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

9.3 Acquisition Representations.

9.3.1 Borrowers have delivered to Agent a complete and correct copy of the Acquisition Documents, including all schedules and exhibits thereto.  The execution, delivery and performance of each of the Acquisition Documents has been duly authorized by all necessary action on the part of each Borrower who is a party thereto.  Each Acquisition Document is the legal, valid and binding obligation of each Borrower who is a party thereto, enforceable against each such Borrower in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.  No Borrower is in default in the performance or compliance with any provisions thereof.  All representations and warranties made by a Borrower in the Acquisition Documents and in the certificates delivered in connection therewith are true and correct in all material respects. To each Borrower’s knowledge, none of the Seller’s representations or warranties in the Acquisition Documents contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading, in any case that could reasonably be expected to result in a Material Adverse Effect.

9.3.2 As of the Closing Date, the Acquisition contemplated under the Acquisition Agreement has been consummated in all material respects, in accordance with all Applicable Laws.  As of the Closing Date, all requisite approvals by Governmental Authorities having jurisdiction over Borrowers and, to each Borrower’s knowledge, the Seller, with respect to the Acquisition contemplated under the Acquisition Agreement, have been obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act, all required approvals, consents and/or deemed approvals of Canadian Governmental Authorities, including the Commissioner of Competition pursuant to the Competition Act (Canada) and the Minister of Industry pursuant to the Investment Canada Act (Canada)), except for any approval the failure to obtain could not reasonably be expected to be material to the interests of the Lenders.  As of the Closing Date, after giving effect to the transactions contemplated by the Acquisition Documents, Borrowers will have good title to the assets acquired pursuant to the Acquisition Agreement, free and clear of all Liens other than Permitted Liens.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants.  As long as the Revolver Commitment or Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary to:

10.1.1 Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations.  Lenders may participate in any such visit or inspection, at their own expense.  Neither Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower.  Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b) Reimburse Agent for all charges, costs and expenses of Agent in connection with examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to three times per Loan Year; provided, however, that if an examination is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limit.  Subject to and without limiting the foregoing, Borrowers agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination group, as well as the charges of any third party used for such purposes.

10.1.2 Financial and Other Information.  Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b) as soon as available, and in any event within 30 days after the end of each month (but within 45 days after the last month in a Fiscal Quarter and 60 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and, if such month is the last month in a Fiscal Quarter, consolidating bases for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year‑end adjustments and the absence of footnotes;

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(d) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(e) not later than 30 days prior to the end of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow, U.S. Availability and Canadian Availability for the next Fiscal Year, month by month;

(f) at Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(g) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

(h) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan, any Canadian Pension Plan or Foreign Plan;

(i) such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business; and

(j) as soon as available, and in any event within 120 days after the close of each Fiscal Year, financial statements for each Guarantor, in form and substance satisfactory to Agent.

10.1.3 Notices.  Notify Agent and Lenders in writing, promptly after a Borrower’s obtaining actual knowledge thereof, of any of the following that affects an Obligor:  (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $250,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any material Environmental Notice; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (k) any opening of a new office or place of business, at least 30 days prior to such opening.

10.1.4 Landlord and Storage Agreements.  Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5 Compliance with Laws.  Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6 Taxes.  Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7 Insurance.  In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount and with deductibles satisfactory to Agent.

10.1.8 Licenses.  Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any License.

10.1.9 Additional Guarantors. Promptly notify Agent upon any Person becoming a Subsidiary and (a) cause (i)(A) each U.S. Subsidiary and (B) any Foreign Subsidiary that loses its status as a “controlled foreign corporation” under Section 957 of the Code promptly to execute and deliver to Agent a Guarantee (including, if requested by Agent, a joinder to this Agreement in form and substance satisfactory to Agent) in favor of Agent for the benefit of the Secured Parties, and (ii) each Canadian Subsidiary to execute and deliver to Agent a Canadian Facility Guaranty (including, if requested by Agent, a joinder to this Agreement in form and substance satisfactory to Agent) in favor of Agent for the benefit of the Canadian Secured Parties, (b) cause such Guarantor to deliver to the Agent such certificates of resolutions or other action, incumbency certificates and/or other certificates of Senior Officers or other authorized Persons of such Subsidiary as Agent may require evidencing the identity, authority and capacity of each Senior Officer or other authorized Person thereof in connection with the Guarantee, or Canadian Facility Guaranty, as applicable, to which such Subsidiary is a party and such additional and other documents and certifications as Agent may reasonably require to evidence that such Subsidiary is duly organized or formed and is validly existing, in good standing and qualified to engage in business, in each case to the extent applicable, in jurisdictions reasonably identified by Agent, and (c) cause such Guarantor to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties (in the case of a Subsidiary described in clause (a)(i) above) and the Canadian Secured Parties (in the case of a Subsidiary described in clause (a)(ii) above)) on all assets of such Person, including delivery of legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.

10.1.10 Depository Bank.  Maintain Bank of America and Bank of America (Canada), as applicable, as its principal depository bank, including for the maintenance of all operating, collection, disbursement and other deposit accounts and for all Cash Management Services.

10.1.11 Dissolution of Inactive Subsidiaries.  Within 60 days of the date hereof (or such longer period as agreed to by Agent in its sole discretion), Borrowers shall have provided evidence to Agent, in form and substance satisfactory to Agent, that each of the Inactive Subsidiaries has been dissolved.

10.2 Negative Covenants.  As long as the Revolver Commitment or Obligations are outstanding, each Borrower shall not, and shall cause each Subsidiary not to:

10.2.1 Permitted Debt.  Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt (other than the Alcentra/Triangle Debt);

(c) Permitted Purchase Money Debt;

(d) Borrowed Money (other than the Obligations, Integrated Debt, Subordinated Debt (including the Alcentra/Triangle Debt) and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(e) Secured Bank Product Obligations incurred in the ordinary course of business;

(f) Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $250,000 in the aggregate at any time;

(g) Permitted Contingent Obligations;

(h) Refinancing Debt as long as each Refinancing Condition is satisfied;

(i) intercompany Debt permitted by Section 10.2.7(d);

(j) unsecured Debt consisting of earn-outs incurred in connection with a Permitted Acquisition so long as the terms of such earn-outs provide that no payment may be made with respect thereto if a Default or Event of Default has occurred and is continuing or would result therefrom;

(k) Debt in respect of Capital Leases; provided, however, that the aggregate amount of all such Debt at any one time outstanding shall not exceed $5,000,000;

(l) Debt (other than on account of earn-outs) that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $3,500,000 in the aggregate at any time;

(m) subject to the terms of the Alcentra/Triangle Intercreditor Agreement, the Alcentra/Triangle Debt so long as the aggregate principal amount at any one time outstanding does not exceed the sum of (i) $25,000,000, plus (ii) any interest paid in kind and added to the principal in accordance with the documents evidencing the Alcentra/Triangle Debt; and

(n) subject to the terms of the Integrated Intercreditor Agreement, the Integrated Debt so long as the aggregate principal amount at any one time outstanding does not exceed the sum of (i) Cdn$29,000,000, plus (ii) any interest paid in kind and added to the principal in accordance with the documents evidencing the Integrated Debt.

10.2.2 Permitted Liens.  Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Agent’s Liens and are required or provided by law;

(f) Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(g) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(h) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(i) existing Liens shown on Schedule 10.2.2;

(j) Liens in favor of each of Alcentra and Triangle subject to the terms and limitations set forth in the Alcentra/Triangle Intercreditor Agreement; and

(k) Liens in favor of Integrated subject to the terms and limitations set forth in the Integrated Intercreditor Agreement.

10.2.3 Intentionally Omitted.

10.2.4 Distributions.  Declare or make any Distributions, or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Distribution, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15; provided, however, that (i) the Borrowers may make Distributions so long as: (A) no Default or Event of Default exists or is caused thereby, and (B) upon giving pro forma effect thereto, for the 30 days preceding on an average daily basis and as of the Distribution, (1) Availability is at least the greater of: (x) 20% of the sum of the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve for purposes of this calculation) and the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation), and (y) $12,500,000, and (2) U.S. Availability is at least $7,500,000; and (ii) in addition to any Distributions permitted under clause (i) above, Radiant may redeem its shares of the Series A Preferred Stock to the extent solely using identifiable proceeds of a substantially concurrent issuance and sale of common stock of Radiant; (iii) a U.S. Borrower may make Distributions to another U.S. Borrower; (iv) a Canadian Borrower may make Distributions to a U.S. Borrower or another Canadian Borrower; and (v) a Subsidiary that is not an Obligor may make Distributions to an Obligor or another Subsidiary that is not an Obligor.

10.2.5 Restricted Investments.  Make any Restricted Investment.

10.2.6 Disposition of Assets.  Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary that is not an Obligor to a Borrower or another Subsidiary that is not an Obligor.

10.2.7 Loans.  Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) as long as no Default or Event of Default exists, intercompany loans by (i) a Subsidiary that is not an Obligor to another Subsidiary that is not an Obligor, (ii) a U.S. Borrower to another U.S. Borrower, (iii) a Canadian Borrower to another Canadian Borrower or a U.S. Borrower and (iv) a U.S. Borrower to a Canadian Borrower; provided, that after giving effect to such loan, (i) Availability is at least the greater of: (x) 20% of the sum of the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve for purposes of this calculation) and the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation), and (y) $12,500,000, and (ii) U.S. Availability is at least $7,500,000).

10.2.8 Restrictions on Payment of Certain Debt.  Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (each, a “Permitted Subordinated Debt Payment”) (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); (b) earn-outs if a Default or Event of Default exists or would be caused thereby; or (c) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent).

10.2.9 Fundamental Changes.  Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; liquidate, wind up its affairs or dissolve itself; or merge, amalgamate, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (a) mergers or consolidations of a wholly-owned Subsidiary which is not an Obligor with another wholly-owned Subsidiary or into a Borrower; (b) Permitted Acquisitions or (c) the intercompany restructuring set forth as Schedule 10.2.9 attached hereto, provided that within three (3) Business Days thereafter, Agent shall have received such legal opinions and officers certificate with respect to matters relating to the amalgamation of the relevant Canadian Borrowers, the Loan Documents and  security matters related thereto, all in form and substance reasonably satisfactory to it.

10.2.10 Subsidiaries.  Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 or 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.

10.2.11 Organic Documents.  Amend, modify or otherwise change any of its Organic Documents, except in connection with a transaction permitted under Section 10.2.9.

10.2.12 Tax Consolidation.  File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.13 Accounting Changes.  Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14 Restrictive Agreements.  Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.15 Hedging Agreements.  Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16 Conduct of Business.  Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

10.2.17 Affiliate Transactions.  Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) (i) transactions solely among U.S. Borrowers,  (ii) transactions solely among Canadian Borrowers, and (iii) transactions solely among Subsidiaries that are not Obligors; (d) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (e) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.18 Plans.  Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19 Amendments to Subordinated Debt, Certain other Debt and Acquisition Documents.

(a) Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof;

(b) Amend, supplement or otherwise modify any document, instrument or agreement relating to the Integrated Debt, unless such amendment, supplement or modification is not prohibited by the terms of the Integrated Intercreditor Agreement;

(c) Amend, supplement or otherwise modify any document, instrument or agreement relating to the Alcentra/Triangle Debt, unless such amendment, supplement or modification is not prohibited by the terms of the Alcentra/Triangle Intercreditor Agreement; and

(d) Amend, supplement or otherwise modify the Acquisition Documents in any manner that is, or could reasonably be expected to be, adverse in any material respect to the interest of Agent or any Lender.

10.2.20 Holding Company.  Allow RGL Mexico LLC, a Washington limited liability company, or Wheels Freight Systems Inc., a Delaware corporation, to incur any material liabilities, own or acquire any assets (other than, in the case of RGL Mexico LLC, Equity Interests of Radiant Global Logistics (MX) S. de R.L. de C.V. that it owns on the date hereof), or engage in any operations or business, except in connection with and to the extent reasonably incidental to (a) in the case of RGL Mexico LLC, its ownership of such Equity Interests, and (b) the maintenance of its existence.

10.2.21 Canadian Pension Plans.  Without the prior written consent of Agent, no Obligor shall administer, sponsor, maintain, contribute to or establish, or otherwise incur (including, without limitation, in connection with a Permitted Investment) any obligations or liabilities under or in connection with any Canadian Pension Plan that provides benefits on a defined benefit basis.

10.3 Financial Covenants.  As long as the Revolver Commitment or Obligations are outstanding, Borrowers shall maintain a Fixed Charge Coverage Ratio, measured on a trailing twelve month basis, of at least 1.1 to 1.0 as of (a) the end of the last month immediately preceding the occurrence of any Trigger Period for which financial statements have most recently been delivered pursuant to Section 10.1.2 of this Agreement, and (b) the end of each month for which financial statements are delivered pursuant to Section 10.1.2 of this Agreement during any Trigger Period.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default.  Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) A Borrower fails to pay: (i) any interest when due and such failure shall continue unremedied for a period of five days, or (ii) any other Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) A Borrower breaches or fails to perform any covenant contained in Section 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.2 or 10.3;

(d) (i) An Obligor breaches or fails to perform any other covenant contained in Section 8.1, and such breach or failure is not cured within 2 Business Days after a Senior Officer of such Obligor has actual knowledge thereof or receives written notice thereof from Agent, whichever is sooner; provided, however, that such 2 Business Day period shall not apply in the case of any failure to perform which has been the subject of three (3) prior failures within a twelve (12) month period; (ii) an Obligor breaches or fails to perform any other covenant contained in Section 7.2, 7.3, 7.4 or 7.6, and such breach or failure is not cured within 10 days after a Senior Officer of such Obligor has actual knowledge thereof or receives written notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period; or (iii) an Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has actual knowledge thereof or receives written notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent);

(f) (i) Any breach or default of an Obligor occurs under any Hedging Agreement, or under any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of the Dollar Equivalent of $250,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach or (ii) any breach or default of an Obligor occurs under any instrument or agreement evidencing the Alcentra/Triangle Debt or the Integrated Debt, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, the Dollar Equivalent of $500,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance (either individually or in the aggregate) exceeds the Dollar Equivalent of $250,000;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j) Any Obligor generally fails to pay, or admits in writing its inability or refusal to pay, its debts as they become due; or an Insolvency Proceeding is commenced by any Obligor; any Obligor agrees to, commences or is subject to a liquidation, dissolution or winding up of its affairs; any Obligor makes an offer of settlement, extension, proposal (or files a notice of intention to make a proposal), plan of arrangement or composition to its unsecured creditors generally; a Creditor Representative is appointed to take possession of any substantial Property of or to operate or sell any of the business of any Obligor; or an Insolvency Proceeding is commenced against any Obligor and such Obligor consents to the institution of the proceeding against it, such petition commencing the proceeding is not timely contested by such Obligor, such petition is not dismissed within 60 days after its filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l) (l) a Termination Event shall occur or any Canadian Multi-Employer Plan shall be terminated, in each case, in circumstances which could reasonably be expected to result in a Canadian Facility Obligor required to make a contribution to or in respect of a Canadian Pension Plan or a Canadian Multi-Employer Plan in an aggregate amount in excess of the Dollar Equivalent of $250,000, (B) except as would not reasonably expected to result in a Material Adverse Effect, any Canadian Domiciled Obligor is in default with respect to any required contributions to a Canadian Pension Plan; or (C) except as would not reasonably expected to result in a Material Adverse Effect, any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan; or

(m) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(n) A Change of Control occurs.

11.2 Remedies upon Default.  If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind.  In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Article 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC and the PPSA.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable.  Each Borrower agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable.  Agent may conduct sales on any Obligor’s premises, without charge, and any sales may be adjourned from time to time in accordance with Applicable Law.  Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3 License.  Agent is hereby granted an irrevocable, non-exclusive license or other right to, after the occurrence and during the continuance of an Event of Default, use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4 Setoff.  At any time during an Event of Default, Agent, Issuing Banks, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, such Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of Agent, each Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver.

11.5.1 Cumulative Rights.  All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other.  The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise.  All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2 Waivers.  No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein.  It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.6 Judgment Currency.  If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange.  Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, an Obligor shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Agent or any Secured Party of payment in the Judgment Currency, Agent or such Secured Party can use the amount paid to purchase the sum originally due in the Agreement Currency.  If the purchased amount is less than the sum originally due, such Obligor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Secured Parties against such loss.  If the purchased amount is greater than the sum originally due, Agent or such Secured Party shall return the excess amount to such Obligor (or to the Person legally entitled thereto).

SECTION 12. AGENT

12.1 Appointment, Authority and Duties of Agent

12.1.1 Appointment and Authority.

(a) Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents.  Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties.  Each Secured Party agrees that any action taken by Agent, Required Lenders, U.S. Required Lenders, or Canadian Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise.  Agent alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

(b) For the purposes of holding any security granted by the Borrowers or any other Obligor pursuant to the laws of the Province of Québec to secure payment of any obligations of the Borrowers or any Obligor, present or future, including, without limitation any bond issued by the Borrowers or any Obligor, each Secured Party hereby irrevocably appoints and authorizes the Agent to act as the hypothecary representative or the person holding the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Secured Parties as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec.  Moreover, without prejudice to such appointment and authorization to act as the hypothecary representative or person holding the power of attorney as aforesaid, each Secured Party hereby irrevocably appoints and authorizes the Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Secured Parties to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Québec) or any other applicable law, and to execute all related documents.  Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time.  Any person who becomes a Secured Party shall, by its execution of an Assignment, be deemed to have consented to and confirmed: (i) the Attorney as the hypothecary representative or person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Custodian in such capacity.  The substitution of the Agent pursuant to the provisions of Section 12.8 shall also constitute the substitution of the Attorney and the Custodian.

12.1.2 Duties.  The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only.  Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction.  The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3 Agent Professionals.  Agent may perform its duties through agents and employees.  Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.  Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders.  The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law.  In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Article 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action.  Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent.  Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining.  Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders.  Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.  In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2 Agreements Regarding Collateral and Borrower Materials

12.2.1 Lien Releases; Care of Collateral.  Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders.  Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder.  Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2 Possession of Collateral.  Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control.  If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3 Reports.  Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”).  Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time.  Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations.  Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3 Reliance By Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person.  Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4 Action Upon Default.  Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Article 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof.  If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing.  Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC or PPSA sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

12.5 Ratable Sharing.  If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6, as applicable, such Lender shall forthwith purchase from Agent, the U.S. Issuing Bank (if such Obligation is a U.S. Facility Obligation), the Canadian Issuing Bank (if such Obligation is a Canadian Facility Obligation), and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6, as applicable.  If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction.  No Lender shall set off against any Dominion Account without Agent’s prior consent.

12.6 Indemnification.  EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT).  In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties.  If Agent is sued by any Creditor Representative, debtor-in-possession, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7 Limitation on Responsibilities of Agent.  Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct.  Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents.  Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor.  No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor.  No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent and Co-Agents.

12.8.1 Resignation; Successor Agent.  Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers.  Required Lenders may appoint a successor to replace the resigning Agent, which successor shall be (a) a U.S. Lender or an Affiliate of a U.S. Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers.  If no successor agent is appointed prior to the effective date of Agent’s resignation, then Agent may appoint a successor agent that is a financial institution acceptable to it (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders shall on such date assume all rights and duties of Agent hereunder.  Upon acceptance by any successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act.  On the effective date of its resignation, the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it while Agent, including the indemnification set forth in Sections 12.6 and 14.4, and all rights and protections under this Article 12.  Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2 Co-Collateral Agent.  If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document.  Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent.  Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment.  If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance.  Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder.  Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors.  Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations.  Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents.  Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10 Remittance of Payments and Collections.

12.10.1 Remittances Generally.  All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds.  If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 10:00 a.m. on a Business Day, payment shall be made by Lender not later than 12:00 noon on such day, and if request is made after 10:00 a.m., then payment shall be made by 9:00 a.m. on the next Business Day.  Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent.  Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2 Failure to Pay.  If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation.  In no event shall Obligors be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.10.3 Recovery of Payments.  If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Secured Party that received it.  If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party.  If any amounts received and applied by Agent to Obligations held by a Secured Party are later required to be returned by Agent pursuant to Applicable Law, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11 Individual Capacities.  As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders,” “U.S. Required Lenders,” “Canadian Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender.  Bank of America and its Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were not Agent hereunder, without any duty to account therefor to Lenders.  In their individual capacities, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.

12.12 Titles.  Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13 Bank Product Providers.  Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Section 5.6 and Article 12.  Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.14 No Third Party Beneficiaries.  This Article 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations.  This Article 12 does not confer any rights or benefits upon Borrowers or any other Person.  As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3.  Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3.  Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1 Permitted Participants; Effect.  Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents.  Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents.  Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.11 unless Borrowers agree otherwise in writing.

13.2.2 Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Canadian Revolver Commitment Termination Date (if such Participant has an interest in the Canadian Revolver Commitments) or U.S. Revolver Commitment Termination Date (if such Participant has an interest in the U.S. Revolver Commitments), or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

13.2.3 Participant Register.  Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations.  Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary.  No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4 Benefit of Setoff.  Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it.  By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments.  A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording.  Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.  Notwithstanding anything contained herein to the contrary, no assignment may be made unless after giving effect thereto: (x) the percentage of each Lender's U.S. Revolver Commitment to the aggregate amount of all U.S. Revolver Commitments equal the percentage of such Lender's and such Lender’s Affiliates’ Canadian Revolver Commitments to the aggregate amount of all Canadian Revolver Commitments, and (y) the percentage of each Lender's Canadian Revolver Commitment to the aggregate amount of all Canadian Revolver Commitments equal the percentage of such Lender's and such Lender’s Affiliates’ U.S. Revolver Commitments to the aggregate amount of all U.S. Revolver Commitments.

13.3.2 Effect; Effective Date.  Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3.  From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder.  Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable.  The transferee Lender shall comply with Section 5.12 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3 Certain Assignees.  No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Agent shall have no obligation to determine whether any assignee is permitted under the Loan Documents.  Assignment by a Defaulting Lender shall be effective only if there is concurrent satisfaction of all outstanding obligations of the Defaulting Lender under the Loan Documents in a manner satisfactory to Agent, including payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent) to satisfy all funding and payment liabilities of the Defaulting Lender.  If assignment by a Defaulting Lender occurs (by operation of law or otherwise) without compliance with the foregoing sentence, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

13.3.4 Register.  Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender.  Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary.  Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations.  The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4 Replacement of Certain Lenders.  If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Sections 3.7 or 5.11 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after the notice.  Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it.  Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 14. MISCELLANEOUS

14.1 Amendment.  No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Required Lenders or of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of each affected Issuing Bank, no modification shall alter Sections 2.3 or 2.4, as applicable, or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of such affected Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Commitment of Lender’s Obligations; or (iv) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) extend the U.S. Revolver Commitment Termination Date, the Canadian Revolver Commitment Termination Date or the Facility Termination Date, (ii) alter Section 5.6, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Borrowing Base (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability, Pro Rata or Required Lenders; (iii) decrease the U.S. Availability Reserve or the Canadian Availability Reserve; (iv) release all or substantially all Collateral; or (v) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations;

(e) without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.6; and

(f) without the prior written consent of all: (i) U.S. Lenders, amend the definition of U.S. Required Lenders and (ii) Canadian Lenders, amend the definition of Canadian Required Lenders.

14.2 Limitations.  The agreement of Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves.  Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement.  Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.3 Payment for Consents.  No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.4 Indemnity.  EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE.  In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.5 Notices and Communications.

14.5.1 Notice Address.  Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof  (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), and to any other Person at its address shown on the signature pages hereof, or at such other address as a party may hereafter specify by notice in accordance with this Section 14.5.1.  Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.  Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.3, 2.3, 2.4, 3.1.2 or 4.1.1 or shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent.  Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.  Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.5.2 Communications.  Electronic communications (including e-mail, messaging and websites) may be used only in a manner acceptable to Agent and only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents and matters permitted under Section 4.1.4.  Secured Parties make no assurance as to the privacy or security of electronic communications.  E-mail and voice mail shall not be effective notices under the Loan Documents.

14.5.3 Platform.  Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”).  Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice.  Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform.  The Platform is provided “as is” and “as available.”  Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM.  No Agent Indemnitee shall have any liability to Borrowers, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system..

14.5.4 Public Information.  Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform.  Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

14.5.5 Non-Conforming Communications.  Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Obligor.

14.6 Performance of Obligors’ Obligations.  Agent may, in its discretion at any time and from time to time, at the applicable Borrowers’ expense, pay any amount or do any act required of a Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to U.S. Base Rate Loans.  Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.7 Credit Inquiries.  Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.8 Severability.  Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.9 Cumulative Effect; Conflict of Terms.  The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.10 Counterparts; Execution.  Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto.  Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

14.11 Entire Agreement.  Time is of the essence with respect to all Loan Documents and Obligations.  The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.12 Relationship with Lenders.  The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender.  Amounts payable hereunder to each Lender shall be a separate and independent debt.  It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes.  Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.13 Lender Loss Sharing Agreement.

(a) Definitions.  As used in this Section 14.13, the following terms shall have the following meanings:

(i) CAM: the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Section 14.13(b).

(ii) CAM Exchange: the exchange of the U.S. Lenders’ interests and the Canadian Lenders’ interests provided for in Section 14.13(b).

(iii) CAM Exchange Date: the first date after the Closing Date on which there shall occur (a) any event described in Section 11.1(j) with respect to any Borrower, or (b) an acceleration of Loans and termination of the Commitments pursuant to Section 11.2.

(iv) CAM Percentage: as to each Lender, a fraction, (a) the numerator of which shall be the aggregate amount of such Lender’s Commitments immediately prior to the CAM Exchange Date and the termination of the Commitments, and (b) the denominator of which shall be the amount of the Commitments of all the Lenders immediately prior to the CAM Exchange Date and the termination of the Commitments.

(v) Designated Obligations: all Obligations of the Borrowers with respect to (a) principal and interest under the U.S. Revolver Loans, Canadian Revolver Loans, Overadvance Loans and Protective Advances, (b) unreimbursed drawings under Letters of Credit and interest thereon, and (c) fees under Sections 3.2.1, 3.2.2(a) and 3.2.3(a).

(vi) Revolver Facilities: the facility established under the U.S. Revolver Commitments and the Canadian Revolver Commitments, and Revolver Facility means any one of such Revolver Facilities.

(b) CAM Exchange.

(i) On the CAM Exchange Date,

(1) the U.S. Revolver Commitments and the Canadian Revolver Commitments shall have terminated in accordance with Section 11.2,

(2) each U.S. Lender shall fund its participation in any outstanding Protective Advances in accordance with Section 2.1.5, and each Canadian Lender shall fund its participation in any outstanding Protective Advances in accordance with Section 2.1.5.

(3) each U.S. Lender shall fund its participation in any unreimbursed drawings made under the applicable Letters of Credit pursuant to Section 2.3.2(b), and each Canadian Lender shall fund its participation in any unreimbursed drawings made under the applicable Letters of Credit pursuant to Section 2.4.2(b), and

(4) the Lenders shall purchase at par interests (in Dollars) in the Designated Obligations under each Revolver Facility (and shall make payments to Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse the applicable Issuing Bank for unreimbursed drawings under outstanding Letters of Credit under such Revolver Facility such that, in lieu of the interests of each Lender in the Designated Obligations under the U.S. Revolver Commitments and the Canadian Revolver Commitments in which it shall participate immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.

(ii) Each Lender and each Person acquiring a participation from any Lender as contemplated by Section 13.2 hereby consents and agrees to the CAM Exchange.  Each Borrower agrees from time to time to execute and deliver to Lenders all such promissory notes and other instruments and documents as Agent shall reasonably request to evidence and confirm the respective interests and obligations of Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans under this Agreement to Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(iii) As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to Lenders, pro rata in accordance with their respective CAM Percentages.

(iv) In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by any Issuing Bank that is not reimbursed by the applicable Borrowers, then each Lender shall promptly reimburse such Issuing Bank for its CAM Percentage of such unreimbursed payment.

(c) Notwithstanding any other provision of this Section 14.13, Agent and each Lender agree that if Agent or a Lender is required under Applicable Law to withhold or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any obligation to indemnify Agent or any Lender with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by Agent or any Lender subject to such withholding to Agent or any other Lender making such withholding and paying over such amounts, but without diminution of the rights of Agent or such Lender subject to such withholding as against Borrowers and the other Obligors to the extent (if any) provided in this Agreement and the other Loan Documents.  Any amounts so withheld or deducted shall be treated as, for the purpose of this Section 14.13, having been paid to Agent or such Lender with respect to which such withholding or deduction was made.

14.14 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates.  To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.15 Confidentiality.  Each of Agent, Lenders and Issuing Banks shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a non-confidential basis from a source other than Borrowers; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent.  Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs in advertising materials.  As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered.  A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information.  Each of Agent, Lenders and Issuing Banks acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law, including federal, state, provincial and territorial securities laws.

14.16 Intentionally Omitted.

14.17 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.18 Consent to Forum; Judicial Reference.

14.18.1 Forum.  EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER LOS ANGELES, CALIFORNIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH OBLIGOR IRREVOCABLY WAIVES

ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.3.1.  Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Agreement shall be deemed to preclude enforcement by Agent or any Lender of any judgment or order obtained in any forum or jurisdiction.

14.18.2 Judicial Reference.  If any action or proceeding relating to any Obligations or Loan Documents is filed in a court sitting in or applying the laws of California, the court shall, and is hereby directed to, make a general reference pursuant to Cal. Civ. Proc. Code §638 to a referee (who shall be an active or retired judge) to hear and determine all issues in such case (whether fact or law) and to report a statement of decision.  Nothing in this Section shall limit the right of Agent or any other Secured Party to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after any judicial reference.  The exercise of a remedy does not waive the right of any party to resort to judicial reference.  At Agent’s option, foreclosure under a mortgage or deed of trust may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

14.19 Waivers by Obligors.  To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, any Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof.  Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are is relying upon the foregoing in their dealings with Obligors.  Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.20 Patriot Act Notice.  Agent and Lenders hereby notify Obligors that pursuant to the requirements of the Patriot Act, the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” policies, regulations, laws or rules (the Proceeds of Crime Act and such other applicable policies, regulations, laws or rules, collectively, including any guidelines or orders thereunder, “AML Legislation”), Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act and the AML Legislation.  Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth.  Each Obligor shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, in order to comply with the Patriot Act and/or the applicable AML Legislation, whether now or hereafter in existence.

14.21 Canadian Anti-Money Laundering Legislation.  If the Agent has ascertained the identity of any Canadian Facility Obligor or any authorized signatories of any Canadian Facility Obligor for the purposes of applicable AML Legislation, then the Agent: (a) shall be deemed to have done so as an agent for each Canadian Lender, and this Agreement shall constitute a “written agreement” in such regard between each Canadian Lender and the Agent within the meaning of the applicable AML Legislation; and (b) shall provide to each Canadian Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.  Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Canadian Lenders agrees that Agent has no obligation to ascertain the identity of the Canadian Facility Obligors or any authorized signatories of the Canadian Facility Obligors on behalf of any Canadian Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Facility Obligor or any such authorized signatory in doing so.

14.22 NO ORAL AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.23 Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Obligor for liquidation or reorganization, should any Obligor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Obligor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

14.24 Non-liability of Lenders.  Neither the Agent, any Issuing Bank nor any Lender undertakes any responsibility to any Obligor to review or inform any Obligor of any matter in connection with any phase of any Obligor’s business or operations.  Each Obligor agrees, on behalf of itself and each other Obligor, that neither the Agent, any Issuing Bank nor any Lender shall have liability to any Obligor (whether sounding in tort, contract or otherwise) for losses suffered by any Obligor in connection with, arising out of or in any way related to any of the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought or a breach of obligations under this Agreement by the party from which recovery is sought.  NEITHER THE AGENT NOR ANY LENDER SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT.

14.25 Know Your Customer.  Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

14.26 Amendment and Restatement.

14.26.1 This Agreement amends and restates in its entirety the Original Loan Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the Original Loan Agreement shall, subject to Section 14.26.3, be superseded hereby.

14.26.2 Notwithstanding the amendment and restatement of the Original Loan Agreement by this Agreement, all of the Obligations under the Original Loan Agreement which remain outstanding as of the date hereof, shall constitute Obligations owing hereunder.  This Agreement is given in substitution for the Original Loan Agreement, and not as payment of the Obligations of the Borrowers thereunder, and is in no way intended to constitute a novation of the Original Loan Agreement.

14.26.3 Upon the effectiveness of this Agreement, unless the context otherwise requires, each reference to the Original Loan Agreement in any of the Loan Documents and in each document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement.  Except as expressly modified as of the Closing Date, all of the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.  Without limiting the generality of the foregoing, all security interests, pledges, assignments and other Liens and Guarantees previously granted by any Obligor pursuant to the Loan Documents executed and delivered in connection with the Original Loan Agreement are hereby reaffirmed, ratified, renewed and continued, and all such security interests, pledges, assignments and other Liens and Guarantees shall remain in full force and effect as security for the Obligations on and after the Closing Date.

14.27 Intercreditor Agreement.  Each Lender hereunder authorizes and instructs Agent to enter into the Intercreditor Agreements and acknowledges (or is deemed to acknowledge) that a copy of each Intercreditor Agreement was delivered, or made available, to such Lender.  Each Lender hereby acknowledges that it has received and reviewed each Intercreditor Agreement.  Each of the Lenders agrees to be bound by each Intercreditor Agreement.  Nothing in this Section 14.27 shall be construed to provide that any Obligor is a third party beneficiary of the provisions of each Intercreditor Agreement or may assert any rights, defenses or claims on account of such Intercreditor Agreement or this Section 14.27 (other than as set forth in the last sentence hereof), and each Obligor agrees that nothing in any Intercreditor Agreement is intended or shall impair the obligation of any Obligor to pay the obligations under this Agreement, or any other Loan Document as and when the same become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors with respect to any Obligor or except as expressly otherwise provided in the applicable Intercreditor Agreement as to a Obligor’s obligations, such Obligor’s properties.  In furtherance of the foregoing, notwithstanding anything to the contrary set forth herein, prior to the payment in full of the Integrated Debt to the extent that any Obligor is required to (i) give physical possession over any Collateral (other than ABL Priority Collateral (as defined in the Integrated Intercreditor Agreement)) to Agent under this Agreement or the other Loan Documents, such requirement to give possession shall be satisfied if such Collateral is delivered to and held by Integrated pursuant to the Integrated Intercreditor Agreement and (ii) take any other action with respect to the Collateral (other than ABL Priority Collateral (as defined in the Integrated Intercreditor Agreement)) or any proceeds thereof, including delivery of such Collateral or proceeds thereof to Agent, such action shall be deemed satisfied to the extent undertaken with respect to the Integrated Debt.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, (a) any reference in this Agreement or any other Loan Document to “first priority lien” or words of similar effect in describing the Liens created hereunder or under any other Loan Document shall be understood to refer to such priority as set forth in the Integrated Intercreditor Agreement, and (b) in the event of any conflict between the express terms and conditions of this Agreement or any other Loan Document, on the one hand, and of any Intercreditor Agreement, on the other hand, the terms and provisions of such Intercreditor Agreement shall control.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

AGENT:	BANK OF AMERICA, N.A.,
a national banking association, as Agent, a U.S. Lender and U.S. Issuing Bank

	By:	/s/ John Mundstock
	Name:	John Mundstock
	Title:	Senior Vice President

Address:

Bank of America, N.A.400 4th Street
Mailcode: OR1-110-01-15
Lake Oswego, OR 97034
Attn: John Mundstock
Telecopy: (503) 303-6076

With a copy to:

Morgan, Lewis & Bockius LLP 300 South Grand Avenue, 22nd Floor Los Angeles, California 90071-3132
Attn: Marshall Stoddard, Jr., Esq.
Telecopy: (213) 612-2501

[Signature page to Amended and Restated Loan and Security Agreement]

BANK OF AMERICA, N.A.,
(acting through its Canada branch), as a Canadian Lender and Canadian Issuing Bank

By:	/s/ Sylwia Durkiewicz
Name:	Sylwia Durkiewicz
Title:	Vice President

Address:

181 Bay Street Toronto, Ontario, M5J2V8
Attn: Teresa Tsui
Fax: (312) 453-4041

With a copy to:

Morgan, Lewis & Bockius LLP 300 South Grand Avenue, 22nd Floor Los Angeles, California 90071-3132
Attn: Marshall Stoddard, Jr., Esq.
Telecopy: (213) 612-2501

[Signature page to Amended and Restated Loan and Security Agreement]

BANK OF MONTREAL (CHICAGO BRANCH),
as a U.S. Lender

By:	/s/ Randon Gardley
Name:	Randon Gardley
Title:	Vice President

Address:

Corporate Finance Division- ABL
1 First Canadian Place________
100 King St. West, 11th Floor
Toronto, Ontario M5X1A1

With a copy to:

[Signature page to Amended and Restated Loan and Security Agreement]

BANK OF MONTREAL AS A FINANCIAL INSTITUTION,
as a Canadian Lender

By:	/s/ Lauren Thompson
Name:	Lauren Thompson
Title:	Managing Director

By:	/s/ Pedram Kaya
Name:	Pedram Kaya
Title:	Managing Director
Corporate Finance, ABL
BMO Bank of Montreal

Address:
Corporate Finance Division- ABL
1 First Canadian Place
100 King St. West, 11th Floor
Toronto, Ontario M5X1A1

With a copy to:

[Signature page to Amended and Restated Loan and Security Agreement]

U.S. BORROWERS:	RADIANT LOGISTICS, INC.,
a Delaware corporation, as a U.S. Borrower, U.S. Facility Guarantor and Canadian Facility Guarantor

	By:	/s/ Bohn H. Crain
	Name:	Bohn H. Crain
	Title:	Chief Executive Officer

RADIANT GLOBAL LOGISTICS, INC.,
a Washington corporation, as a U.S. Borrower, U.S. Facility Guarantor and Canadian Facility Guarantor

	By:	/s/ Bohn H. Crain
	Name:	Bohn H. Crain
	Title:	Chief Executive Officer

RADIANT TRANSPORTATION SERVICES, INC.,
a Delaware corporation, as a U.S. Borrower, U.S. Facility Guarantor and Canadian Facility Guarantor

	By:	/s/ Bohn H. Crain
	Name:	Bohn H. Crain
	Title:	Chief Executive Officer

RADIANT LOGISTICS PARTNERS LLC,
a Delaware limited liability company, as a U.S. Borrower, U.S. Facility Guarantor and Canadian Facility Guarantor

	By:	/s/ Bohn H. Crain
	Name:	Bohn H. Crain
	Title:	Manager

[Signature page to Amended and Restated Loan and Security Agreement]

ADCOM EXPRESS, INC.,
a Minnesota corporation, as a U.S. Borrower, U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	Chief Executive Officer

RADIANT CUSTOMS SERVICES, INC.,
a Washington corporation, as a U.S. Borrower, U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	Chief Executive Officer

DBA DISTRIBUTION SERVICES, INC.,
a New Jersey corporation, as a U.S. Borrower, U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	Chief Executive Officer

INTERNATIONAL FREIGHT SYSTEMS (OF OREGON), INC.,
an Oregon corporation, as a U.S. Borrower, U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	Chief Executive Officer

[Signature page to Amended and Restated Loan and Security Agreement]

RADIANT OFF-SHORE HOLDINGS LLC,
a Washington limited liability company, as a U.S. Borrower, U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	Chief Executive Officer

GREEN ACQUISITION COMPANY, INC.,
a Washington corporation, as a U.S. Borrower, U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	Chief Executive Officer

ON TIME EXPRESS, INC.,
an Arizona corporation, as a U.S. Borrower, U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	Chief Executive Officer

CLIPPER EXXPRESS COMPANY,
a Delaware corporation, as a U.S. Borrower, U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	Chief Executive Officer

[Signature page to Amended and Restated Loan and Security Agreement]

BLUENOSE FINANCE LLC,
a Delaware limited liability company, as a U.S. Borrower, U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	Chief Executive Officer

WHEELS MSM US, INC.,
a Delaware corporation, as a U.S. Borrower, U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	Chief Executive Officer

RADIANT TRADE SERVICES, INC.,
a Washington corporation, as a U.S. Borrower, U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	Chief Executive Officer

[Signature page to Amended and Restated Loan and Security Agreement]

CANADIAN BORROWERS:	RADIANT GLOBAL LOGISTICS LTD.,
a British Columbia corporation, as a Canadian Borrower and Canadian Facility Guarantor

	By:	/s/ Bohn H. Crain
	Name:	Bohn H. Crain
	Title:	Chief Executive Officer

WHEELS GROUP INC.,
an Ontario corporation, as a Canadian Borrower and Canadian Facility Guarantor

	By:	/s/ Bohn H. Crain
	Name:	Bohn H. Crain
	Title:	Chief Executive Officer

1371482 ONTARIO INC.,
an Ontario corporation, as a Canadian Borrower and Canadian Facility Guarantor

	By:	/s/ Bohn H. Crain
	Name:	Bohn H. Crain
	Title:	Chief Executive Officer

WHEELS MSM CANADA INC.,
an Ontario corporation, as a Canadian Borrower and Canadian Facility Guarantor

	By:	/s/ Bohn H. Crain
	Name:	Bohn H. Crain
	Title:	Chief Executive Officer

[Signature page to Amended and Restated Loan and Security Agreement]

2062698 ONTARIO INC.,
an Ontario corporation, as a Canadian Borrower and Canadian Facility Guarantor

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	Chief Executive Officer

ASSOCIATE CARRIERS CANADA INC.,
an Ontario corporation, as a Canadian Borrower and Canadian Facility Guarantor

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	Chief Executive Officer

WHEELS ASSOCIATE CARRIERS INC.,
an Ontario corporation, as a Canadian Borrower and Canadian Facility Guarantor

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	Chief Executive Officer

Address for Canadian Borrowers:

c/o Radiant Logistics, Inc. 405 114th Ave SE, Suite 300 Bellevue, WA 98004 Attn.: Bohn H. Crain, CEO Telecopy: (425)943-4598

With a copy to:

Radiant Logistics, Inc. 405 114th Ave SE, Suite 300 Bellevue, WA 98004 Attn.: Robert L. Hines, Jr., Esquire, Senior Vice President and General Counsel Telecopy: (425)943-4598

and

Fox Rothschild LLP 2000 Market St., 20th Floor Philadelphia PA 19103 Attn.: Stephen L. Cohen, Esquire Telecopy: (215)299-2150